UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Internap Network Services Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Internap Network Services Corporation
One Ravinia Drive, Suite 1300
Atlanta, Georgia 30346

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders,

We invite you to attend Internap’s 2013 Annual Meeting of Stockholders at Ravinia Club, Two Ravinia Drive, Suite 100, Atlanta, Georgia 30346, on Thursday, May 16, 2013, at 10:00 a.m. local time. At the meeting, stockholders will:

1.	vote on the election of the two director nominees named in this proxy statement for three-year terms expiring in 2016;

2.	vote on the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for our fiscal year ending December 31, 2013;

3.	vote on an advisory resolution approving compensation for our named executive officers; and

4.	transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You can vote at the annual meeting and any adjournment if you were a stockholder of record on March 21, 2013.

By order of the Board of Directors,

J. Eric Cooney
Chief Executive Officer and President

Atlanta, Georgia
April 4, 2013

Your Vote is Important to Us. Even if You Plan to Attend the Meeting in Person,
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR
VOTE BY TELEPHONE OR THE INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held on May 16, 2013.

Our proxy statement for the 2013 Annual Meeting of Stockholders and the Annual
Report to Stockholders for the fiscal year ended December 31, 2012 are available at
http://ir.internap.com/proxy12.cfm

INTERNAP NETWORK SERVICES CORPORATION
One Ravinia Drive, Suite 1300
Atlanta, Georgia 30346

2013 ANNUAL MEETING OF STOCKHOLDERS

May 16, 2013

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished to you in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting. Distribution of this proxy statement and enclosed proxy card to stockholders is scheduled to begin on or about April 4, 2013.

Information About the Proxy Materials and Our 2013 Annual Meeting of Stockholders

Q:	Why am I receiving these materials?

A:
Our Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Internap 2013 Annual Meeting of Stockholders, which will take place on May 16, 2013, at Ravinia Club, Two Ravinia Drive, Suite 100, Atlanta, Georgia 30346, at 10:00 a.m. local time. You are invited to attend the annual meeting and are requested to vote upon the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted upon at the annual meeting, the voting process, the compensation of our directors and named executive officers and certain other required information. Our Annual Report to Stockholders for the year ended December 31, 2012, which includes our audited consolidated financial statements for the years ended December 31, 2012, 2011 and 2010, is included in these proxy materials. Your proxy, which you may use to vote, is also enclosed.

Q:	What proposals will be voted upon at the annual meeting?

A:	There are three proposals scheduled to be voted upon at the annual meeting:

●	election of the two director nominees named in this proxy statement for three-year terms expiring in 2016;
●	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013; and
●	advisory resolution approving compensation for our named executive officers.

In addition, we will consider and vote upon such other business as may properly come before the annual meeting. We are not currently aware of any other matters to be considered and voted upon at the meeting.

Q:	How does Internap’s Board of Directors recommend that I vote?

A:
Your Board of Directors recommends that you vote your shares “FOR” each of the named nominees to the Board of Directors, “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013 and “FOR” the advisory resolution on compensation for our named executive officers.

Q:	Who may vote?

A:
You may vote at the annual meeting or by proxy if you were a stockholder of record at the close of business on March 21, 2013. Each stockholder is entitled to one vote per share on each matter presented. As of March 21, 2013, there were 53,585,684 shares of our common stock outstanding.

Q:	How do I vote before the annual meeting?

A:
We offer the convenience of voting by mail-in proxy, telephone or the Internet as described in more detail below. See the enclosed proxy for voting instructions. If you properly sign and return the proxy in the form we have provided or properly vote by telephone or the Internet, your shares will be voted at the annual meeting and at any adjournment of that meeting.

Q:	What if I return my proxy but do not provide voting instructions?

A:
If you specify a choice, your proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted “for” each of the named nominees to the Board of Directors, “for” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013 and “for” the advisory resolution approving compensation of our named executive officers. In all cases, your proxy will be voted in the discretion of the individuals named as proxies on the proxy card with respect to any other matters that may come before the annual meeting.

Q:	Can I change my mind after I vote?

A:	You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to our Corporate Secretary or by attending and voting at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting in person, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in “street name” through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	What is the quorum requirement for the annual meeting?

A:
The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present.

Q:	What is the voting requirement to approve each of the proposals?

A:
A plurality of the shares voting is required to elect directors. This means that the nominees who receive the most votes will be elected. In counting votes on the election of directors, only votes “for” or “withheld” affect the outcome. Broker non-votes (which are explained below) will be counted as not voted and will be deducted from the total shares of which a plurality is required. Each other matter requires the affirmative vote of a majority of the shares voting upon the particular proposal. In counting votes on these matters, abstentions and broker non-votes will not be counted as votes cast and therefore will have no effect on the outcome of a particular proposal.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner and (b) the broker lacks discretionary voting power to vote those shares.

If you do not vote your proxy and your shares are held in street name, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. On non-routine matters, if the brokerage firm has not received voting instructions from you, the brokerage firm cannot vote your shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the annual meeting. The proposal for the ratification of the appointment of our independent registered public accounting firm is routine. All of the other proposals in this proxy statement are non-routine. Accordingly, brokers that do not receive instructions will be entitled to vote on the ratification of the appointment of our independent registered public accounting firm at the annual meeting, but may not vote for the election of directors or for approval of any other proposal in this proxy statement. Therefore, we encourage you to sign and return your proxy, with voting instructions, before the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K shortly after the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. Our bylaws provide that the Board is divided into three classes, with each class to be as nearly equal number as possible. Each class serves a term of office of three years, with the term of one class expiring at the annual meeting in each successive year.

We seek to achieve an appropriate level of diversity in the membership of our Board of Directors and to assemble a broad range of skills, expertise, knowledge and contacts to benefit our business. The Nominations and Governance Committee and the full Board annually assess the current make-up of the Board, considering diversity across many dimensions, including gender, race, age, industry experience, functional areas (e.g., technology and finance), geographic scope, public and private company experience, academic background and director experience in the context of an assessment of the current and expected needs of the Board. The Nominations and Governance Committee reviews director candidates based on the Board’s needs as identified through this assessment and other factors, including their relative skills and characteristics, their exemplification of the highest standards of personal and professional integrity, their independence under listing standards of The NASDAQ Global Market (“Nasdaq”), their potential contribution to the composition and culture of the Board and their ability and willingness to actively participate in the Board and committee meetings and to otherwise devote sufficient time to their Board duties. In particular, the Board and the Nominations and Governance Committee believe that sound governance of our company in an increasingly complex marketplace requires a wide range of viewpoints, backgrounds, skills and experiences. Although the Board does not have a formal policy regarding Board diversity, the Board believes that having such diversity among its members enhances the Board’s ability to make fully informed, comprehensive decisions.

We provide information technology infrastructure services. Given the nature of our business, we believe it is important for members of the Board of Directors collectively to have experience in the industry in which we operate as well as corporate or other relevant leadership experience, public company officer and director experience and public company finance and accounting experience, including experience serving on other public company audit, compensation and governance committees and experience in senior finance roles at public companies. We believe that our Board collectively possesses these types of experience. Below is a summary of each director’s most relevant experience.

As recommended by the Nominations and Governance Committee, our Board of Directors has nominated Gary M. Pfeiffer and Michael A. Ruffolo as Class II directors for terms expiring at the 2016 annual meeting of stockholders. Each proposed nominee is willing to serve as a director if elected. However, if one of these nominees is unable to serve or is otherwise unavailable for election, which is not contemplated, our incumbent Board may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominee. Proxies will not be voted for more than two nominees.

Biographical information for each nominee and each current director who will continue to serve after the annual meeting is presented below. Except as otherwise indicated, all have had the same principal positions and employment for over five years.

Nominees for Terms Expiring in 2016 (Class II)

Gary M. Pfeiffer, 63, has served as a director since 2007. Mr. Pfeiffer’s extensive experience includes public company officer, finance and accounting experience, corporate leadership experience, international operations experience, public sector experience as well as service on the boards of directors of other public companies, including service as non-executive chairman of the board of directors and chairman of audit, compensation and executive committees. This experience includes services as Chief Financial Officer and in other senior finance roles and in senior roles involving executive management during his more than 32 years with E. I. du Pont de Nemours and Company (DuPont), a large, complex, technology-based, multinational science-based products and services company. During his career with DuPont, Mr. Pfeiffer held a variety of financial and business leadership positions in the United States, Brazil and Japan. From 1997 to 2006, Mr. Pfeiffer served as Senior Vice President and Chief Financial Officer of DuPont. Mr. Pfeiffer also served as Secretary of Finance for the State of Delaware from January 2009 through June 2009. Mr. Pfeiffer is a member of the board of directors of Quest Diagnostics, Inc. Mr. Pfeiffer also is non-executive Chairman of the board of directors of Christiana Care Health System, a not-for-profit regional hospital system, and serves on the Advisory Board of Greentech Capital Advisors. Mr. Pfeiffer previously served as a director of The Talbots, Inc. from 2004 to May 2012, having last served as its non-executive Chairman of the board of directors. Mr. Pfeiffer holds a B.A. and an M.B.A. from the College of William and Mary in Virginia. Mr. Pfeiffer’s background and skills have qualified him to chair our Audit Committee and to serve as our Audit Committee financial expert.

Michael A. Ruffolo, 51, has served as a director since January 1, 2010. Mr. Ruffolo has more than 28 years of broad business experience, including six years as a technology-company Chief Executive Officer, service as a Chief Information Officer of a Fortune 500 company as well as Chief Operating Officer of an Internet services company that experienced significant turnaround growth during his tenure. These varied positions provide Mr. Ruffolo with insight into various areas of our business, including sales, marketing, services, information technology and operations. In addition to his business experience, Mr. Ruffolo has served as a board member of other public companies as well as chairman of a compensation committee, all of which makes him a valuable member of  our Board of Directors. Mr. Ruffolo recently served as Chief Executive Officer and President of Crossbeam Systems, Inc., a network security platform provider from 2010 to December 2012. From 2004 to February 2010, Mr. Ruffolo served as Chairman and Chief Executive Officer of Liquid Machines, Inc., a provider of enterprise rights management solutions. Mr. Ruffolo served as Executive Vice President and Chief Operating Officer of Akamai Technologies, Inc. from 2001 until 2004. From 2000 to 2001, Mr. Ruffolo served as Executive Vice President of Global Sales, Services and Marketing of EMC Corporation. From 1998 to 1999, Mr. Ruffolo served as President of the Document Solutions Group at Xerox Corporation. From 1988 to 1998, Mr. Ruffolo served in various capacities at NCR Corporation, a global technology company, including Vice President and Chief Information Officer from 1996 to 1998. Mr. Ruffolo serves as a director of a private company. Mr. Ruffolo served as a director of Pomeroy IT Solutions, Inc. from 2007 to 2009. Mr. Ruffolo holds an M.B.A. from Harvard Graduate School of Business Administration and a B.S. from the University of Dayton. Mr. Ruffolo also has post graduate education in advanced management from the European Institute of International Business in Fountainebleau, France.

Your Board of Directors unanimously recommends that you vote FOR each of the above-listed nominees.

Continuing Directors with Terms Expiring in 2014 (Class III)

Daniel C. Stanzione, 67, has served as a director since 2004 and our non-executive Chairman since 2009. Dr. Stanzione brings more than 30 years of experience in technology and communications companies, including service as Chief Operating Officer, Chief Technology Officer and general manager of a large telecommunications company. Dr. Stanzione’s business management, leadership and problem-solving skills developed as an executive and director of other public and private companies, and specific experience in various areas including technology, corporate governance, accounting and finance, brings valuable skills to our Board of Directors. Dr. Stanzione, an independent consultant, is President Emeritus of Bell Laboratories and serves on the Network Advisory Board at Accenture plc. Dr. Stanzione retired in 2000 from Lucent Technologies Inc., where he served as Chief Operating Officer and as President of Bell Laboratories. At Lucent’s formation in 1995, Dr. Stanzione was President of Network Systems, Lucent’s largest business unit, which sold products and services to telecommunication service providers around the world. Dr. Stanzione is the non-executive Chairman of the board of directors of Quest Diagnostics Inc., having previously served as its Lead Independent Director, and a director of a private company. Dr. Stanzione previously served as a director of Avaya Inc. from 2000 until 2007 and on various private company boards. Dr. Stanzione holds a B.S. in Electrical Engineering, a M.S. in Environmental Systems Engineering and a Ph.D. in Electrical and Computer Engineering, all from Clemson University.

Debora J. Wilson, 55, has served as a director since 2010. Ms. Wilson brings more than 30 years of experience managing key operational functions including sales, marketing, product development and management, business development, technology, human resources and finance/accounting. Ms. Wilson gained valuable executive management, business and leadership skills during her service as Chief Executive Officer of a technology-driven company. Ms. Wilson also brings in-depth knowledge of corporate governance and finance matters based on her experience as a director of several public and private company boards of directors. Ms. Wilson served as President and Chief Executive Officer of The Weather Channel from 2004 to 2009 and in other positions including Senior Vice President, Executive Vice President and Chief Operating Officer from 1994 to 2004. Before joining The Weather Channel, Ms. Wilson spent 15 years in the telecommunications industry at Bell Atlantic (now Verizon) and held management positions in network operations and new product development. Ms. Wilson is a member of the boards of directors of Markel Corporation and ARRIS Group, Inc. Ms. Wilson holds a B.S. in Business Administration from George Mason University in Virginia.

Continuing Directors with Terms Expiring in 2015 (Class I)

Charles B. Coe, 64, has served as a director since 2003. Mr. Coe is a 28-year veteran of the telecommunications industry, including 15 years with BellSouth Corporation. Mr. Coe brings a wealth of management, leadership and business skills from his professional experience as well as his service on another public company board. During his tenure at BellSouth, Mr. Coe served as President of BellSouth Network Services, President of BellSouth Telecommunications, President of BellSouth International and Group President of Customer Operations for BellSouth Telecommunications. Previously, Mr. Coe served in various management positions with AT&T Communications and American Telesystems Corporation. Mr. Coe is currently a director of Dycom Industries, Inc. and Amerisure Mutual Insurance Company. Mr. Coe holds a M.B.A. from Georgia State University and a B.S. from The Citadel.

J. Eric Cooney, 47, has been our Chief Executive Officer and President and a director since 2009. Mr. Cooney brings valuable experience creating stockholder value as a public-company Chief Executive Officer in the telecommunications, media and technology industry. Further, Mr. Cooney’s practical experience includes: conceiving and executing a business turnaround, leading global organizations, executing buy-side and sell-side mergers and acquisitions transactions and rebuilding sales and engineering teams. Mr. Cooney joined the global digital video business of NDS, Inc. (a News Corporation company) in 1997, which was acquired by TANDBERG Television, in 1999. Mr. Cooney held a number of positions including Vice President/General Manager Americas and Chief Operating Officer, before assuming his role as President and Chief Executive Officer of TANDBERG Television in 2003. TANDBERG Television was acquired by the Ericsson Group in 2007 and Mr. Cooney continued his role as Chief Executive Officer of the television business unit within Ericsson until he joined our company in 2009. Prior to his career in the digital video industry, Mr. Cooney spent several years working in systems engineering and sales in the computer process control industry and also spent five years as a U.S. Naval officer. Mr. Cooney received post graduate education in Nuclear Engineering from the U.S. Navy and holds a B.S. from the University of Rochester and an M.B.A. from the University of Southern California.

Patricia L. Higgins, 63, has served as a director since 2004. Ms. Higgins has over 30 years of experience in the telecommunications industry, including experience as Chief Executive Officer in the colocation industry and service as Chief Information Officer for a Fortune 100 company. Ms. Higgins brings leadership, business and management skills developed as an executive and director of other public companies, including serving as lead director and chairwoman of audit, compensation, finance and governance committees. From 2000 until her retirement in 2004, Ms. Higgins served as President, Chief Executive Officer and a member of the board of directors of Switch & Data Facilities Company, Inc., a provider of neutral interconnection and colocation services. From 1999 to 2000, Ms. Higgins served as Executive Vice President of the Gartner Group and Chairwoman and Chief Executive Officer of The Research Board, a segment of the Gartner Group, a consulting and research services company for information technology. From 1997 to 1999, Ms. Higgins was the Chief Information Officer of Alcoa Inc., and from 1995 to 1997, she served as Vice President and President (Communications Market Business Unit) of UNISYS Corporation. From 1977 to 1995, Ms. Higgins served in various managerial positions, including as Corporate Vice President and Group Vice President (State of New York) for Verizon (NYNEX) and Vice President, International Sales Operations (Lucent) for AT&T Corporation/Lucent. Ms. Higgins currently serves on the board of directors of The Travelers Companies, Inc.; Barnes & Noble, Inc.; and Dycom Industries, Inc. Ms. Higgins also served as a director of Visteon Corporation from 2004 to 2010; Delta Airlines, Inc. from 2005 until 2007; SpectraSite, Inc. from 2004 until 2005 and The Williams Companies, Inc. from 1995 to 2000. Ms. Higgins holds a B.A. degree from Montclair State University and attended Harvard Business School’s Advanced Management Program.

BOARD AND COMMITTEE MEMBERSHIP AND MEETINGS

Our stockholders elect the Board of Directors to oversee management of our company. The Board delegates authority to the Chief Executive Officer and other executive officers to pursue the company’s mission and oversees the Chief Executive Officer’s and executive officers’ conduct of our business. In addition to its general oversight function, the Board reviews and assesses the company’s strategic and business planning and the executive officers’ approach to addressing significant risks and has additional responsibilities including, but not limited to, the following:

●	reviewing and approving the company’s key objectives and strategic business plans and monitoring implementation of those plans and our success in meeting identified objectives;
●	reviewing the company’s financial objectives and major corporate plans, business strategies and actions;
●	approving the company’s annual corporate budget and major capital expenditures and purchase commitments;
●	selecting, evaluating and compensating the Chief Executive Officer and overseeing Chief Executive Officer succession planning;
●	providing advice and oversight regarding the selection, evaluation, development and compensation of executive officers;
●	reviewing significant risks confronting our company and alternatives for their mitigation; and
●
assessing whether adequate policies and procedures are in place to safeguard the integrity of our business operations and financial reporting and to promote compliance with applicable laws and regulations, and monitoring management’s administration of those policies and procedures.

During 2012, our Board of Directors held seven meetings. In 2012, each director serving on the Board attended the 2012 Annual Meeting of Stockholders in person and all directors attended at least 75% of the meetings of the Board and the committees on which they served.
We have three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominations and Governance Committee. Members of each committee are appointed by the Board and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board. These charters can be found on the Corporate Governance section of the Investors Relations section of our website at www.internap.com. In addition to regular meetings of the Board and committees, we have regular scheduled executive sessions for non-management directors.

The current membership for each of the standing committees is as follows:

Audit Committee	Compensation Committee	Nominations and Governance Committee
Gary M. Pfeiffer (Chair)	Charles B. Coe (Chair)	Patricia L. Higgins (Chair)
Kevin L. Ober	Patricia L. Higgins	Charles B. Coe
Debora J. Wilson	Michael A. Ruffolo	Gary M. Pfeiffer
	Daniel C. Stanzione	Daniel C. Stanzione

Effective May 15, 2013, the membership for each of the standing committees will be as follows:

Audit Committee	Compensation Committee	Nominations and Governance Committee
Gary M. Pfeiffer (Chair)	Charles B. Coe (Chair)	Patricia L. Higgins (Chair)
Daniel C. Stanzione	Patricia L. Higgins	Charles B. Coe
Debora J. Wilson	Michael A. Ruffolo	Gary M. Pfeiffer
Daniel C. Stanzione

Audit Committee

The Board of Directors has determined that all members of the Audit Committee are independent as defined by Nasdaq rules and the Sarbanes-Oxley Act of 2002, as applicable to audit committee members. The Board has determined that Mr. Pfeiffer, the committee Chairman, is an “audit committee financial expert” under rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee met seven times in 2012. The Audit Committee:

●	appoints, retains, compensates, oversees, evaluates and, if appropriate, terminates our independent registered public accounting firm;
●	annually reviews the performance, effectiveness, objectivity and independence of our independent registered public accounting firm and our internal audit function;
●	establishes procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;
●	reviews with our independent registered public accounting firm the scope and results of its audit;
●	approves all audit services and pre-approves all permissible non-audit services to be performed by our independent registered public accounting firm;
●	assesses and provides oversight to management relating to identification and evaluation of major risks inherent in our business and the control processes with respect to such risks;
●	oversees the financial reporting process and discusses with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
●	reviews and monitors our accounting principles, policies and financial and accounting processes and controls; and
●	oversees the internal auditor and reviews and approves the annual internal audit plan.

Compensation Committee

The Board of Directors has determined that all members of the Compensation Committee are independent as defined by Nasdaq rules. The Compensation Committee met 11 times during 2012. The Compensation Committee:

●	assists the Board in discharging its responsibilities relating to executive compensation and fulfilling its responsibilities relating to our compensation and benefit programs and policies;
●	oversees the overall compensation structure, policies and programs, and assesses whether the compensation structure establishes appropriate incentives for executive officers and employees;
●	administers and makes recommendations with respect to our incentive compensation plans, including equity-based incentive plans;
●	reviews and approves the compensation of our executive officers, including bonuses and equity compensation;
●
reviews and approves corporate and personal goals relevant to executive officers other than the Chief Executive Officer, evaluates the performance of such executive officers in light of these goals and approves the compensation of the executive officers based on the evaluation;

●
reviews corporate and personal goals relevant to the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of these goals and recommends to the full Board the compensation of the Chief Executive Officer based on the evaluation;

●
reviews and discusses with management our Compensation Discussion and Analysis and related disclosures required by the rules of the SEC and recommends to the Board whether such disclosures should be included in our proxy statement;

●	reviews and recommends employment agreements and severance arrangements for executive officers, including change in control provisions;
●	reviews annually the compensation of directors for service on the Board and committees and makes recommendations to the Board regarding such compensation; and
●
engages, determines compensation for and oversees the work of any consultants and advisors retained by the Compensation Committee, at the expense of the company, and oversees compliance with any applicable requirements relating to the independence of such consultants or advisors.

See the “Compensation Discussion and Analysis” section below for more information regarding the Compensation Committee’s processes and procedures.

Nominations and Governance Committee

The Board of Directors has determined that all members of the Nominations and Governance Committee are independent as defined by Nasdaq rules. The Nominations and Governance Committee met five times during 2012. The Nominations and Governance Committee:

●	assists the Board in fulfilling its responsibilities on matters and issues related to our corporate governance practices;
●	in conjunction with the Board, establishes qualification standards for membership on the Board and its committees;
●
leads the search for individuals qualified to become members of the Board, reviews the qualifications of candidates for election to the Board and assesses the contributions and independence of incumbent directors eligible to stand for re-election to the Board;

●
selects and recommends to the Board the nominees for election or re-election by the stockholders at the annual meeting, and selects and recommends to the Board individuals to fill vacancies and newly created directorships on the Board;

●	develops and recommends to the Board corporate governance guidelines, reviews the guidelines on an annual basis and recommends any changes to the guidelines as necessary;
●	establishes and recommends to the Board guidelines, in accordance with applicable rules and regulations, to be applied when assessing the “independence” of directors;
●	reviews and approves related person transactions, as defined in applicable SEC rules, and establishes policies and procedures for the review, approval and ratification of related person transactions;
●
annually reviews and makes recommendations to the Board concerning the structure, composition and functioning of the Board and its committees and recommends to the Board directors to serve as committee members and chairpersons;

●	reviews directorships in other public companies held by or offered to directors;
●	develops and recommends to the Board for its approval an annual self-evaluation process for the Board and its committees and oversees the evaluation process; and
●	reviews and reports on all matters generally relating to corporate governance.

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee is a current or former executive officer or employee of our company. None of our executive officers served and currently none of them serves on the board of directors or compensation committee of any other entity with executive officers who have served on our Board of Directors or Compensation Committee.

CORPORATE GOVERNANCE

Our Board of Directors has adopted Corporate Governance Guidelines that outline the general duties and functions of the Board and management and set forth general principles regarding Board composition, independence, Board meetings and responsibilities, Board committees, annual performance evaluations and management succession. The Corporate Governance Guidelines are attached to the charter of the Nominations and Governance Committee, which can be found on the Corporate Governance section of the Investors Relations section of our website at www.internap.com.

Our Corporate Governance Guidelines assist our Board of Directors in fulfilling its responsibilities to stockholders and provide a framework for the Board’s oversight responsibilities regarding our business. Our Corporate Governance Guidelines are dynamic and have been developed and revised to reflect changing laws, regulations and good corporate governance practices. The guidelines also provide guidance and transparency to management, employees and stockholders regarding the Board’s philosophy, high ethical standards, expectations for conducting business and decision-making processes.

The following is a summary of certain of our policies, guidelines and principles relating to corporate governance. You may access complete current copies of our Code of Conduct, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominations and Governance Committee Charter on the Corporate Governance section of the Investors Relations section of our website at www.internap.com. Each of these is also available in print to any stockholder upon request to our Corporate Secretary.

Identification and Evaluation of Director Candidates

The Board of Directors prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of our stockholders.

The Nominations and Governance Committee of the Board of Directors acts as the Board’s nominating committee. All members of the Nominations and Governance Committee are independent as defined by Nasdaq rules. The Nominations and Governance Committee seeks individuals qualified to become directors and recommends candidates for all director openings to the full Board. For a discussion of the Board’s membership criteria and how the company seeks to achieve diversity in Board membership and to attract directors with a broad range of skills, expertise, knowledge and contacts to benefit our business, see “Proposal 1—Election of Directors.” The Nominations and Governance Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Nominations and Governance Committee considers director candidates suggested by directors, executive officers and stockholders and evaluates all nominees for director in the same manner. Stockholders may recommend individual nominees for consideration by the Nominations and Governance Committee by communicating with the committee as discussed below in “Stockholder Communications with the Board of Directors.” The Board of Directors ultimately determines individuals to be nominated at each annual meeting. Stockholders must comply with the procedures described below under “Stockholder Nominations.” From time-to-time, the Nominations and Governance Committee may retain a third party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

Stockholder Nominations

Stockholders who wish to recommend nominees for consideration by the Nominations and Governance Committee must submit their nominations in writing to our Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements and other board memberships, if any, held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The Nominations and Governance Committee may consider such stockholder recommendations when it evaluates and recommends nominees to the full Board for submission to the stockholders at each annual meeting. Stockholder nominations made in accordance with these procedures and requirements must be addressed to the attention of Tashia L. Rivard, Corporate Secretary, Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346.

In addition, stockholders may nominate directors for election without consideration by the Nominations and Governance Committee. Any stockholder may nominate an individual by complying with the eligibility, advance notice and other provisions set forth in our bylaws. A written notice of nomination must be received by our Corporate Secretary at our executive offices in Atlanta, Georgia, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of our annual meeting to be held in 2014, such notice must be received not later than February 17, 2014 and not earlier than January 16, 2014. You should address any stockholder nomination to the attention of Tashia L. Rivard, Corporate Secretary, Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346 and include the information and comply with the requirements set forth in our bylaws. Our bylaws provide that any notice of nomination for director must describe various matters regarding the nominee and the stockholder including, among other things, the name, address, class and number of our shares that are owned beneficially and of record, any relevant agreements, arrangements or understandings between the stockholder and any affiliates or associates, and any arrangements having the effect of mitigating a decrease in our share price or affecting the voting power of the stockholder, including derivative positions.

Our bylaws contain specific eligibility requirements that each nominee for director must satisfy. Each nominee must:

●
complete and return a written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; and

●
provide a written representation and agreement that the nominee would comply with applicable law and our policies and guidelines if elected as a director and that the nominee is not and will not become a party to: (a) any voting commitment that has not been disclosed to us or that could limit the nominees ability to comply with applicable fiduciary duties; and (b) any agreement, arrangement or understanding with any person or entity other than us regarding indirect compensation, reimbursement or indemnification in connection with service as a director.

Board Leadership Structure

Our Board of Directors does not have a formal policy with respect to whether the Chief Executive Officer should also serve as Chairman of the Board. Our Board makes the decision regarding leadership structure based on its evaluation of the experience, skills and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. When making this decision, the Board considers factors such as:

●	the person filling each role and his or her experience at the company and/or in the industry in which the company operates;
●	the composition, independence and effectiveness of the entire Board;
●	other corporate governance structures in place;
●	the compensation practices used to motivate our leadership team;
●	our leadership succession plan; and
●	the competitive and economic environment facing the company.

The Board periodically reviews its leadership structure to ensure that it remains the optimal structure for our company and our stockholders.

Since 2002, we have had different individuals serving as our Chairman of the Board of Directors and Chief Executive Officer. Currently, Daniel C. Stanzione is our Chairman and J. Eric Cooney is our Chief Executive Officer. As Chairman, Dr. Stanzione leads the Board in its role to provide general oversight of strategic planning for the company and to provide guidance and support for the Chief Executive Officer. Further, the Chairman sets the agenda for and presides over meetings of the full Board. As Chief Executive Officer, Mr. Cooney is responsible for developing and executing the corporate strategy, as well as for overseeing the day-to-day operations and performance of the company.

We believe that separating the roles of Chairman and Chief Executive Officer represents an appropriate allocation of roles and responsibilities at this time given, among other things, the benefits of Dr. Stanzione’s experience, independence and tenure as a director of the company, which dates back to 2004. Mr. Cooney is well-positioned as the leader to develop and execute the company’s corporate strategy and is free to focus on day-to-day challenges.

The company believes this separation of responsibility is appropriate to provide independent Board oversight of and direction for the company’s executive management team, led by Mr. Cooney. Further, the company believes that having an independent Chairman provides for more effective monitoring and objective evaluation of the Chief Executive Officer’s performance, which enables more direct accountability for the Chief Executive Officer’s performance.

Our Corporate Governance Guidelines provide that if our Chairman is not independent, the Board of Directors may designate a Lead Director who will be independent. The Board, however, has not determined it necessary to designate a Lead Director as the company feels our current structure, as described above, functions well and provides the necessary separation of roles.

Independence

The Board of Directors annually assesses the independence of all directors. No director qualifies as “independent” unless the Board affirmatively determines that the director is independent under the listing standards of Nasdaq. Our Corporate Governance Guidelines require that a majority of our directors be independent. Our Board of Directors believes that the independence of directors and committee members is important to assure that the Board and its committees operate in the best interests of the stockholders and to avoid any appearance of conflict of interest.

Under Nasdaq standards, our Board of Directors has determined that the following seven directors are independent: Charles B. Coe, Patricia L. Higgins, Kevin L. Ober, Gary M. Pfeiffer, Michael A. Ruffolo, Daniel C. Stanzione and Debora J. Wilson. Mr. Cooney is not independent because he currently serves as our Chief Executive Officer and President. For over 13 years, we have functioned with not more than two active or former management employees as directors. In 2012, only one current employee, Mr. Cooney, served as a director. Dr. Eugene Eidenberg, a former director who served from 1997 until his retirement in 2011, served as our Chief Executive Officer from July 2001 until April 2002.

Risk Oversight by Our Board of Directors

While risk management is primarily the responsibility of our management team, our Board of Directors is responsible for the overall supervision of our risk management activities. The Board implements its risk oversight function both at the full Board level and through delegation to various committees. These committees meet regularly and report back to the full Board. The Audit Committee has primary oversight responsibility not only for financial reporting with respect to our major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing our company. The Audit Committee also oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees management of our legal and regulatory compliance systems. The Compensation Committee oversees risks relating to our compensation plans and programs. The Nominations and Governance Committee regularly reviews our governance structure, practices and policies to improve our governance and promote the long-term interests of our stockholders.

Management provides updates throughout the year to the respective committees regarding the management of the risks they oversee and each of these committees reports on risk to the full Board of Directors at regular meetings of the Board. At least once every year, the Audit Committee reviews the allocation of risk responsibility among the Board’s committees and implements any changes that it deems appropriate. In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as appropriate. At each regularly-scheduled Board meeting, the Chairman and Chief Executive Officer address, in a director-only session, matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the company’s short- and long-term strategies, including consideration of significant risks facing us and how the risks could impact our business.

Our Vice President of Internal Audit coordinates the day-to-day risk management process for our company and reports directly to the Chief Financial Officer and to the Audit Committee. The Vice President of Internal Audit updates the Audit Committee at least quarterly and updates the full Board regarding the company’s risk analyses and assessments and risk mitigation strategies and activities.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner for the company. We also believe that our risk structure complements our current Board of Directors leadership structure, as it allows our independent directors, through the three fully-independent standing Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

We conducted a risk assessment of our 2012 compensation plans and programs to identify potential risks associated with the design of the plans and programs and assess the controls in place to mitigate risks, if any, to an acceptable level. Based on this assessment, management has concluded that our compensation plans and programs do not contain risks that are reasonably likely to cause a material adverse effect on us. We evaluated each plan and program independently and as part of our overall compensation framework. In general, our compensation plans and programs:

●	are well documented, appropriately communicated, consistently applied and reviewed annually by the Compensation Committee;
●	are based on both individual performance and company performance metrics that are tied to the strategic goals and objectives of the company;
●	balance short- and long-term rewards, with compensation capped at levels consistent with industry standards;
●
do not encourage excessive risk taking, do not focus on short-term gains rather than long-term value creation, do not reward circumvention of controls or do not contain unrealistic goals and/or targets; and

●
are compared to industry standards and peer companies on an on-going basis by both the internal compensation department as well as the Compensation Committee’s independent compensation consultant and amended periodically to maintain consistency with common practices.

Based on these factors, the absence of any identified incentives for risk-taking above the level appropriate for our business model, the involvement of the Compensation Committee and our overall culture and control environment, we have concluded our compensation plans do not promote excessive risk taking.

Stock Ownership Guidelines for Directors and Executive Officers

The Board of Directors believes that directors and management should have a significant financial stake in our company to align their interests with those of our stockholders. In that regard, the Board has adopted stock ownership guidelines that require directors and executive officers to own specified amounts of our stock granted to them in connection with their service to us. The stock ownership guidelines are further described below in “Non-Employee Director Compensation—Stock Ownership Guidelines for Non-Employee Directors” and “Compensation Discussion and Analysis—Stock Ownership Guidelines for Named Executive Officers.”

Code of Conduct and Ethics Hotline

We have a Code of Conduct that covers our directors, officers and employees and satisfies the requirements for a “code of ethics” within the meaning of SEC rules. This group includes, without limitation, our Chief Executive Officer and Chief Financial/Accounting Officer. A copy of the code is posted on our website, www.internap.com under “Investor Relations—Corporate Governance.” The code is available in print to any person without charge, upon request sent to our Corporate Secretary at Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346. We will disclose, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Conduct.

Any suggestions, concerns or reports of misconduct at our company or complaints or concerns regarding our financial statements and accounting, auditing, internal control and reporting practices can be reported by submitting a report on https://internap.alertline.com/gcs/welcome (anonymously, if desired) or by calling our third-party provider, Global Compliance, at (800) 323-6182.

Attendance

Our Board of Directors prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of the stockholders. Board and committee attendance is central to the proper functioning of our Board and is a priority. Directors are expected to make every effort to attend all meetings of the Board, meetings of committees on which they serve and the annual meeting of stockholders.

Board and Company Culture

Our Corporate Governance Guidelines are coupled with a robust, open and effective Board environment that promotes respect, trust and candor, fosters a culture of open dissent and permits each director to express opinions and contribute to the Board process. Directors are expected to have unrestricted access to management and any company information they believe is necessary and appropriate to perform their roles as directors. The participation of Board members and the open exchange of opinions are further encouraged at the Board committee level through the periodic rotation of Board members among its standing committees. This open and candid operating environment is shared by management and the Board and is essential to fully realize the benefits of our Corporate Governance Guidelines, committee charters and other policies governing our company.

Stockholder Communications with the Board of Directors

Stockholders and interested parties may communicate with our Board of Directors by sending correspondence to the Board, a specific Board committee or a director c/o Corporate Secretary, Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346 or by sending electronic mail to corpsec@internap.com.

The Corporate Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable directors at each regularly scheduled meeting. The Corporate Secretary will alert individual directors to items which warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.

Any suggestions, concerns or reports of misconduct at our company or complaints or concerns regarding our financial statements and accounting, auditing, internal control and reporting practices can be reported by submitting a report on https://internap.alertline.com/gcs/welcome (anonymously, if desired) or by calling our third-party provider, Global Compliance, at (800) 323-6182.

NON-EMPLOYEE DIRECTOR COMPENSATION

In 2012, we compensated non-employee directors as follows:

	Cash ($)	Restricted Stock ($)(1)(2)
Newly appointed or elected director	—	Number of restricted shares equal to $75,000
Annual director retainer	$20,000	Number of restricted shares equal to $75,000
Board meeting attendance fee – scheduled to be held in person	1,500	—
Committee meeting attendance fee – scheduled to be held in person	1,000	—
Board or Committee meeting attendance fee – scheduled to be held by telephone	750	—
Audit Committee chairperson annual retainer	15,000	—
Audit Committee member annual retainer	7,500	—
Compensation Committee chairperson annual retainer	10,000	—
Compensation Committee member annual retainer	5,000	—
Nominations and Governance Committee chairperson annual retainer	7,500	—
Chairman annual retainer(3)	50,000	—

(1) All shares of restricted stock vest on the date of the annual meeting of stockholders held the following year.
(2) The Compensation Committee’s independent compensation consultant determines the number of shares of restricted stock based on a proprietary valuation methodology which takes into account the vesting and termination provisions of the award, and as a result, the values listed above do not necessarily equal those disclosed in the table below.
(3) Our Chairman, Daniel C. Stanzione, receives the listed amount in lieu of the retainer of $20,000 paid to all other directors and receives the standard director fees for attendance at Board and committee meetings as well as the equity grants made to all other directors.

We also pay director expenses associated with attending Board of Directors and committee meetings. Directors who are also employees do not receive any additional compensation for serving on the Board or any of its committees.

The following table lists the compensation paid to our non-employee directors during 2012:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards(3)	Total
Charles B. Coe	$53,500	$77,024	$—	$130,524
Patricia L. Higgins	56,000	77,024	—	133,024
Kevin L. Ober(4)	43,000	77,024	—	120,024
Gary M. Pfeiffer	54,250	77,024	—	131,274
Michael A. Ruffolo	43,500	77,024	—	120,524
Daniel C. Stanzione	78,500	77,024	—	155,524
Debora J. Wilson	42,000	77,024	—	119,024

(1) Listed amounts include the annual retainers and meeting fees.
(2) Represents the full grant date fair value of restricted stock granted in 2012, calculated in accordance with FASB ASC Topic 718. We value restricted stock using the closing price of our common stock reported on Nasdaq on the grant date. For additional valuation assumptions, see Note 12 to our Consolidated Financial Statements for the fiscal years ended December 31, 2012, 2011 and 2010. The values in this column may not correspond to the actual value that will be realized by the non-employee directors at the time that the restricted stock vests.
(3) The following table lists the number of outstanding restricted stock awards and stock options held by our non-employee directors as of December 31, 2012. The reported numbers reflect only grants made by the company and do not include any other stock that a director may have acquired on the open market:

Name	Restricted Stock (#)(a)	Options (#)(b)
Charles B. Coe	43,850	74,560
Patricia L. Higgins	48,579	72,560
Kevin L. Ober	39,449	30,290
Gary M. Pfeiffer	44,713	38,560
Michael A. Ruffolo	46,177	16,290
Daniel C. Stanzione	43,850	72,560
Debora J. Wilson	46,177	16,290

(a)
Shares reported are net of any shares withheld at the election of a director to satisfy minimum statutory tax obligations upon vesting of restricted stock. Some of the reported grants remain subject to time-based vesting.

(b)	All outstanding options are fully vested.
 (4) Mr. Ober has served on our Board of Directors since 1997. Mr. Ober’s service as a director will end at the 2013 Annual Meeting of Stockholders.

Stock Ownership Guidelines for Non-Employee Directors

The Board of Directors has implemented stock ownership guidelines that require each director to beneficially own a number of shares of company common stock equal to five times the annual director retainer as identified above. We believe that these guidelines further align the interests of directors and stockholders. Please see “Compensation Discussion and Analysis—Stock Ownership Guidelines for Named Executive Officers” for additional information regarding the guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

Five Percent Stockholders

The following table sets forth information as to those holders known to us to be the beneficial owners of more than 5% of our outstanding shares of common stock as of December 31, 2012:

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Class(1)
Avenir Corporation(2)	5,490,150	10.25%
BlackRock, Inc.(3)	3,008,526	5.62%
Dimensional Fund Advisors LP(4)	3,112,715	5.81%
GAMCO Investors, Inc. (5)	8,220,628	15.34%
Kornitzer Capital Management, Inc.(6)	4,226,275	7.89%
The Vanguard Group(7)	2,794,155	5.22%

(1) As of March 1, 2013, based on 53,578,505 shares outstanding on that date.
(2) Based on information set forth in Amendment No. 2 to Schedule 13G filed February 19, 2013. The Schedule 13G indicates that Avenir Corporation has sole voting and dispositive power over 5,490,150 shares of our common stock. The business address of Avenir Corporation is 1775 Pennsylvania Avenue NW, Suite 650, Washington, DC 20006.
(3) Based on information set forth in Amendment No. 3 to Schedule 13G filed February 8, 2013. The Schedule 13G indicates that BlackRock, Inc. has sole voting and dispositive power over 3,008,526 shares of our common stock. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(4) Based on information set forth in Amendment No. 2 to Schedule 13G filed February 11, 2013. The Schedule 13G indicates that Dimensional Fund Advisors LP has sole voting power over 3,023,806 shares of our common stock and sole dispositive power over 3,112,715 shares of our common stock. The business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(5) Based on information set forth in Amendment No. 9 to Schedule 13D filed December 18, 2012. The Schedule 13D indicates that Gabelli Funds, LLC has sole voting and dispositive power over 1,690,026 shares of our common stock; GAMCO Asset Management, Inc. has sole voting power over 5,874,020 shares of our common stock and sole dispositive power over 6,036,725 shares of our common stock; Teton Advisors, Inc. has sole voting and dispositive power over 464,877 shares of our common stock; Gabelli Securities, Inc. has sole voting and dispositive power over 27,000 shares of our common stock; and Mario J. Gabelli has sole voting and dispositive power over 2,000 shares of our common stock. According to the filing, the business address for each of the foregoing entities and Mr. Gabelli is One Corporate Center, Rye, New York 10580.
(6) Based on information set forth in Amendment No. 4 to Schedule 13G filed January 24, 2013. The Schedule 13G indicates that Kornitzer Capital Management, Inc. has sole voting power over 4,226,275 shares of our common stock, sole dispositive power over 4,035,650 shares of our common stock and shared dispositive power over 190,625 shares of our common stock. The business address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, Kansas 66205.
(7) Based on information set forth in Schedule 13G filed February 13, 2013. The Schedule 13G indicates that The Vanguard Group has sole voting power over 90,799 shares, sole dispositive power over 2,707,156 shares and shared dispositive power over 86,999 shares of our common stock. According to the filing, the business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Stock Ownership of Management

The following table sets forth the number of shares of common stock beneficially owned as of March 1, 2013 by each of our directors and named executive officers (as defined below under “Compensation Discussion and Analysis”) and all of our directors and named executive officers as a group. The address of each current director and named executive officer is c/o Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346.

To our knowledge, except under community property laws, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	Percent of Class(2)
Charles B. Coe	133,410	*
J. Eric Cooney	1,804,397	3.32%
Patricia L. Higgins	121,139	*
Kevin L. Ober(3)	69,739	*
Gary M. Pfeiffer	83,273	*
Michael A. Ruffolo	62,467	*
Daniel C. Stanzione	135,410	*
Debora J. Wilson	106,382	*
Kevin M. Dotts	100,000	*
Steven A. Orchard	226,402	*
Richard A. Shank	73,348	*
John D. Maggard(4)	74,359	*
George E. Kilguss III(5)	238,041	*
All directors and executive officers as a group (13 persons)	3,228,367	5.87%

* Represents beneficial ownership of less than 1%.

(1) Includes shares that may be acquired by the exercise of stock options granted under our equity compensation plans within 60 days after March 1, 2013 as follows:

Name	Options
Charles B. Coe	74,560
J. Eric Cooney	828,849
Patricia L. Higgins	72,560
Kevin L. Ober	30,290
Gary M. Pfeiffer	38,560
Michael A. Ruffolo	16,290
Daniel C. Stanzione	72,560
Debora J. Wilson	16,290
Kevin M. Dotts(6)	—
Steven A. Orchard	144,594
Richard A. Shank	34,573
John D. Maggard	60,683
George E. Kilguss III	—
Directors and executive officers as a group	1,389,809

(2) As of March 1, 2013, based on 53,578,505 outstanding on that date.
(3) Mr. Ober’s service as a director will end at the 2013 Annual Meeting of Stockholders.
(4) Mr. Maggard, our current Corporate Controller, served as Interim Chief Financial Officer from May 9, 2012 to August 29, 2012.
(5) Mr. Kilguss’ employment ended May 8, 2012. The number of shares reported in the table above reflects the number of vested shares of restricted stock that he held on his termination date, which may not reflect his current holdings.
(6) Mr. Dotts’ employment began August 30, 2012.

EXECUTIVE OFFICERS

Executive Officers

In addition to Mr. Cooney, our Chief Executive Officer and President, whose biographical information appears under “Proposal 1—Election of Directors,” set forth below are the names, ages and biographical information for each of our current executive officers.

Name	Age	Position
J. Eric Cooney	47	Chief Executive Officer and President
Kevin M. Dotts	49	Chief Financial Officer and Senior Vice President
Steven A. Orchard	41	Senior Vice President, Development and Operations
Richard A. Shank	45	Senior Vice President, Global Sales

Kevin M. Dotts has been our Chief Financial Officer since August 2012 and manages all of our finance, accounting, treasury, information technology and real estate activities. Prior to joining us, Mr. Dotts served as Chief Financial Officer and Executive Vice President of Culligan International Company since 2011. From 2009 to 2010, Mr. Dotts served as Chief Financial Officer and Director of Gas Turbine Efficiency PLC, a global energy technology development company. Prior to that time, Mr. Dotts served EarthLink, Inc. as Chief Financial Officer and Executive Vice President from 2004 to 2009 and as Vice President Finance from 2002 until 2004. Mr. Dotts began his career at General Electric Company in 1987 and served in increasingly senior financial roles during his 15 years of tenure, including leadership positions at GE Plastics Europe (Financial Planning and Analysis Manager), GE Plastics Americas (Finance Manager), NBC Corporate (Vice President, Financial Planning and Analysis) and GE Energy Parts, Inc. (Chief Financial Officer). A graduate of General Electric’s Financial Management Program, Mr. Dotts was a leader of the General Electric Corporate Audit Staff.  Mr. Dotts is an Advisory Board member of the Atlanta CFO Roundtable (Terry College of Business, University of Georgia) and Emerge Scholarships, and holds a B.S. in Finance and Computer Information Systems Management from Drexel University.

Steven A. Orchard has been our Senior Vice President, Development and Operations since 2012, where he leads our service delivery, operations and customer support functions and is responsible for research, architecture and development of our IT Infrastructure solutions. Mr. Orchard originally joined us in 1999 and has previously served as Senior Manager, IP Operations from 2005 until 2006; Director, Network Operations from 2006 until 2007; Vice President, Network Operations from 2007 until 2009 and our Senior Vice President, Operations and Support from 2009 until 2012. Prior to joining us, Mr. Orchard held systems positions with Codesic, Inc. and Oasis Systems, Inc. Mr. Orchard holds a B.S. from the University of Oregon.

Richard A. Shank has been our Senior Vice President of Global Sales since 2011 and leads our worldwide sales and solution engineering organization, channels and strategy. Prior to joining us, Mr. Shank served as Vice President of Sales Operations for Carter’s, Inc. from 2010 to 2011. Mr. Shank previously served as Sales Center Vice President at AT&T from 2001 to 2010 and as General Manager and Director of Sales at XO Communications from 1999 to 2001. Mr. Shank led a sales team at Sprint from 1997 to 1999. Mr. Shank holds an M.B.A. from the Fuqua School of Business at Duke University and a B.S. in Mechanical Engineering from the University of Notre Dame. Mr. Shank received his Professional Engineer Certification from the Commonwealth of Virginia in 1994 and received post graduate Nuclear Engineering Certification in 1991 from the United States Navy, where he served as an Officer for five years.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We seek to closely align the economic interests of our named executive officers with the interests of our stockholders. Accordingly, our compensation programs are designed to incentivize and reward our named executive officers for the achievement of our short-term (annual) corporate goals as well as our long-term strategic goals, while at the same time avoiding the encouragement of excessive risk-taking. Our named executive officers’ total compensation is comprised of a mix of base salary, short-term (annual) cash incentive awards and long-term equity incentive awards, supported by our stock ownership guidelines. Our named executive officers participate in the benefit programs generally available to all other eligible employees. We do not provide separate executive benefit or perquisite programs.

In 2012, we achieved a number of important milestones positioning our company for future growth and success. We made strategic investments to drive innovation, enhance our competitiveness, solidify our growth and expand the value of our company. In 2012, specific accomplishments included the following:

●
Highest Levels of Revenue and Profitability in Company History. We delivered the highest revenue, adjusted EBITDA and adjusted EBITDA margin in company history in 2012: revenue increased 12% to $273.6 million, adjusted EBITDA increased 20% to $51.9 million (the third consecutive year of adjusted EBITDA growth) and adjusted EBITDA margin expanded 130 basis points to 19%. Adjusted EBITDA is a non-GAAP financial measure, and is defined as loss from operations plus (a) depreciation and amortization, (b) loss on disposals of property and equipment, (c) impairments and restructuring and (d) stock-based compensation. Adjusted EBITDA margin is adjusted EBITDA as a percentage of revenues.

●
Steady Progress in our Strategy to Become a Leading Global Supplier of IT Infrastructure Services to the Enterprise. We continue to execute on our strategy to deliver profitable growth by leveraging our investments in colocation, hosting and cloud services. The strategic shift we have made in focusing on higher-margin company-controlled data center hosting and cloud services is delivering results and remains a key driver for our long-term profitable growth.

●
Expansion of Company Data Centers. We successfully opened a new data center in the Los Angeles market and expanded our existing facility in the Atlanta market, adding approximately 26,000 net sellable square feet of company-controlled data center space. This represents an increase of approximately 16% compared to our footprint in 2011.

●
Successful Integration of Strategic Acquisition. We successfully integrated Voxel Holdings, Inc., a global provider of scalable hosting and cloud services. During 2012, we delivered on our expectation that Voxel would be accretive to adjusted EBITDA margin during the year.

While we are pleased with these accomplishments, and believe we have set the foundation for continued operational and financial growth in 2013, we are also mindful that we did not achieve our internal targeted level of financial performance (revenue and adjusted EBTIDA) for 2012. The Compensation Committee is satisfied that, on balance, the design, implementation and execution of our compensation programs achieved an appropriate balance between rewarding success while not rewarding failure to achieve targeted levels of performance. Accordingly, the named executive officers did not receive their total target incentive compensation for 2012 (the incentive compensation received ranged from 58% to 76% of target), other than for Mr. Dotts who received a guaranteed bonus equal to his target incentive compensation prorated based on salary earned in 2012 as negotiated in connection with his commencement of employment in the third quarter of 2012. In summary, we set aggressive corporate financial goals and paid for attainment against these goals.

Significant Compensation Practices and Recent Modifications

We target the elements of our compensation program to provide all employees, including our named executive officers, with a total compensation program that is market competitive and rewards individuals for achievement of personal, business unit and corporate performance. For named executive officers, we target base salaries and short- and long-term components of the total compensation program to be market competitive. This is intended to ensure that we maintain an appropriate cost structure while at the same time attracting, motivating and retaining talented professionals. We seek to provide our named executive officers with significant wealth creation opportunities based on the growth of our stock price which, with our executive stock ownership guidelines, provides linkage between our executive compensation program and the interests of our stockholders. For 2013, we believe we have further strengthened this linkage by granting our employees, including named executive officers, only stock options rather than both restricted stock and stock options.

In setting the compensation of our named executive officers, the Compensation Committee uses peer group data prepared by third parties and analysis conducted by Compensation Strategies, Inc., the independent compensation consultant to our Compensation Committee, to assess the competitiveness of our compensation levels and provide a target range for our compensation programs. More specifically, we target the compensation levels of our named executive officers to be within an acceptable range around the median compensation for our peer group. Where appropriate, we adjust compensation to account for factors such as the individual’s level of experience, responsibilities, performance and expected future contributions. Ultimately, the determination of the compensation level for any named executive officer is not merely formulaic but is developed using a balanced consideration of the above elements.

We review and evaluate our compensation programs, practices and policies on an ongoing basis. We modify our compensation programs to address evolving best practices and factors we believe will motivate our executive officers, including named executive officers, to perform in the best interests of our stockholders. We have provided below some of the more significant practices and recent modifications.

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Base Salaries. After due consideration, the Board of Directors did not increase the base salary of our Chief Executive Officer in 2013, based on competitive market data which indicated that his base salary was approximately 28% above his market median. Similarly, the Compensation Committee considered the base salaries of our other named executive officers and, in part based on the Chief Executive Officer’s recommendations, determined to increase their base salaries between 0% to 5% in 2012 and between 2% and 2.8% in 2013.

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Performance-Based Approach. Our philosophy is to pay for performance. In that regard, short-term and long-term incentive awards for named executive officers are impacted by corporate and, for some named executive officers, individual performance. For 2012, 74% of our Chief Executive Officer’s total compensation was incentive compensation. For our other named executive officers, the percentages were between 60% to 80%. Please see the graph on page 20 for additional information on the allocation of our compensation.

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Short-Term (Annual) Incentive Compensation. Our Chief Executive Officer and Chief Financial Officer were eligible to receive an award under our short-term incentive plan for performance in 2012 based solely on attainment of revenue and/or EBITDA targets. The remaining named executive officers shared the same revenue and EBITDA targets, but also had individual objectives related to their specific area of responsibility. In 2014, all of our executive officers, including our named executive officers, will be eligible to receive an award under our short-term incentive plan for performance in 2013 based solely on attainment of revenue, EBITDA and bookings net of churn targets. Our Compensation Committee believes it is appropriate to similarly align all executive officers toward the same corporate goals and that revenue, EBITDA and bookings net of churn are the most appropriate targets to align individual incentives with the creation of stockholder value.

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Long-Term Incentive Compensation. Long-term incentive compensation through equity awards continues to be an important component of the compensation for our named executive officers. In 2012, our equity incentive awards were comprised of stock options and restricted stock. In 2013, our long-term incentive awards were comprised solely of stock options. Grants are made at fair market value and vest over four years. The Compensation Committee reviews the types of equity awards used on an annual basis to determine the appropriate focus on stock price appreciation and retention, while continuing to maximize motivation and align named executive officers with stockholder interests. We believe the approach used in 2012 as well as the current approach to long-term incentive compensation reflect those goals.

●	No Perquisites. We do not provide our named executive officers with any perquisites.
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Stock Ownership Guidelines. In 2010, our Board of Directors approved stock ownership guidelines for executive officers (including named executive officers) and non-employee directors to further align executive, non-employee director and stockholder interests. These individuals are required to beneficially own a number of shares of company common stock as determined below:

	Individual	Multiple
	Chief Executive Officer	6.0x base salary
	Chief Financial Officer	3.0x base salary
	All Other Senior Vice Presidents	2.0x base salary
	Non-Employee Directors	5.0x annual retainer

The guidelines require these individuals to retain 100% of the shares granted to them by the company (net of applicable taxes) until the guidelines are achieved.
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Double Trigger Change in Control Agreements. Our named executive officers will receive specified payments and acceleration of vesting of equity in the event of a change in control of our company. The payments and acceleration of vesting are considered “double trigger,” that is, a named executive officer will only be entitled to a change in control payment and acceleration of vesting if the company has undergone a change in control and that named executive officer’s employment is terminated following such change in control.

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Clawback Policy. Our clawback policy allows us to “clawback” compensation paid to any employee (and not just to executive officers) who has engaged in fraud or intentional misconduct in the event of a financial restatement.

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No Speculative Transactions. All of our employees (including named executive officers) and directors are prohibited from engaging in any speculative transactions in company securities, including engaging in any prepaid forward contracts, equity swaps, collars and exchange funds or any other transaction in which the person could profit if the value of our stock falls.

●	Repricing of Stock Options. We are not permitted to reprice stock options without explicit stockholder approval.
●	Limit on Full Value Awards in Equity Plan. We are limited in our ability to grant full value awards (i.e., restricted stock) to 50% of the total number of shares available under our equity plan.
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Limit on Incentive Awards. The maximum potential payout to named executive officers under our short-term (annual) incentive plan in 2013 is limited to the following percentages of base salary: Chief Executive Officer: 200%; Chief Financial Officer: 130% and between 80% to 100% for our other named executive officers.

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Compensation Risk Assessment. Our Compensation Committee annually reviews and approves the company’s compensation strategy, which includes a review of compensation-related risk management. In this review, the Compensation Committee analyzes our executive compensation program, including the short-term (annual) incentive plan and long-term incentive compensation. The Compensation Committee does not believe that our compensation program encourages excessive or unnecessary risk-taking.

●	Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors as defined by Nasdaq and our director independence standards.
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Independent Compensation Consultant. The Compensation Committee has directly retained its compensation consultant, who performs no other consulting or other services for our company. Our Compensation Committee has evaluated the independence of its compensation consultant and determined that the consultant can provide independent and objective advice and its engagement does not present any conflicts of interest.

We held an advisory stockholder vote on our executive compensation practices (“say-on-pay”) at our 2012 stockholders meeting, as required by the Dodd-Frank legislation. After consideration of this stockholder vote and given the substantial support received from stockholders (over 90% of the votes cast were in favor of our executive compensation program), the Compensation Committee continues to apply the same general principles described in this Compensation Discussion and Analysis in its determination of the amounts and types of executive compensation.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2012 compensation of our named executive officers.

Overview of Our Executive Compensation Program

In 2012, the principal components of our executive compensation program were base salary, a short-term (annual) cash incentive based on performance and a long-term equity incentive consisting of stock options and restricted stock. We benchmark our executive compensation program against the median compensation at a group of peer companies (as described below) as well as the median level of compensation derived from broad-based surveys of companies of similar size to us. We use this market compensation information to evaluate the competitiveness of our executive compensation program relative to our peers.

This section refers to the compensation of our “named executive officers” unless we note otherwise:

●	J. Eric Cooney, President and Chief Executive Officer
●	Kevin M. Dotts, Chief Financial Officer and Senior Vice President
●	Steven A. Orchard, Senior Vice President, Development and Operations
●	Richard A. Shank, Senior Vice President, Global Sales
●
John D. Maggard, current Corporate Controller and former interim Chief Financial Officer. Mr. Maggard is included among the named executive officers for 2012 due to his service as interim Chief Financial Officer from May to August 2012. At the time of the annual review process in 2012 and 2013, Mr. Maggard was not considered an executive officer.

●	George E. Kilguss III, former Chief Financial Officer. Mr. Kilguss’ employment ended May 8, 2012.

Compensation Committee

The Compensation Committee reports to our Board of Directors on all compensation matters for our executive officers, including our named executive officers. You may learn more about the Compensation Committee’s responsibilities by reading the Compensation Committee’s charter, which is available in the “Corporate Governance” section on the “Investor Relations” page of our website at www.internap.com.

The Compensation Committee annually reviews and approves the compensation of our named executive officers, other than the Chief Executive Officer, and annually reviews and makes recommendations to the full Board of Directors regarding the compensation of our Chief Executive Officer. A majority of the independent directors of the full Board must approve the compensation of our Chief Executive Officer.

Compensation Objectives

We design and manage our company-wide compensation programs to align with our overall business strategy and to create value for our stockholders. We believe it is important that our compensation programs:

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Are competitive. Our programs are designed to attract, motivate and retain talented individuals at all levels of our company. We structure our compensation programs to be competitive with the compensation paid by similar companies.

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Are linked to performance. Most of our employees, including our named executive officers, are eligible to participate in our short-term (annual) incentive plan and long-term equity incentive compensation program. We select performance goals that, to the extent achieved, we believe will facilitate the long-term profitable growth of our company and, thus, contribute to long-term value for our stockholders. We believe that linking compensation to performance rewards our employees, including named executive officers, for achieving and exceeding performance goals, without creating a sense of entitlement and without encouraging excessive risk-taking.

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Align the interests of our named executive officers with those of our stockholders. Our annual performance goals are intended to support the creation of long-term stockholder value. Long-term equity incentive compensation vests over a four-year period and the value of such grants increases or decreases based on changes in the price of our common stock over time. In 2010, we implemented minimum stock ownership guidelines at the senior vice president level and above. We believe that our long-term equity incentive compensation program further aligns the interests of our named executive officers and stockholders.

Components of Executive Compensation

The components of our executive compensation program, the primary purpose of each component and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for day-to-day performance of job responsibilities	Cash

Short-Term (Annual) Incentive Compensation	Rewards annual performance based on achievement of corporate goals	Cash

Long-Term Equity Incentive Compensation	Provides incentive for long-term performance, retention and motivation, thereby aligning the financial interests of our named executive officers with the interests of our stockholders
Stock options, which vest 25% on first anniversary of the grant date and in 36 equal monthly installments thereafter; restricted stock, which vests in four equal annual installments beginning on first anniversary of grant date. Grants may consist of one or both in any given year.

Allocation of Compensation Components

We manage our business with the goal of maximizing stockholder value, and, accordingly, a significant percentage of the compensation of our named executive officers is variable and linked to performance of both the company and/or the individual. The compensation components linked to performance (targeted short-term (annual) incentive compensation and value of long-term equity incentive compensation) of our named executive officers exceeds their annual base salary.

The Compensation Committee considers qualitative and quantitative factors when establishing compensation for each named executive officer. We do not have a specific formula for the allocation of the various compensation elements between fixed (base salary) and variable pay, nor for the individual elements of compensation (base salary, short-term (annual) incentive and long-term equity incentive). However, our expectation is that the short- and long-term incentive components of the named executive officer’s total compensation package will comprise the majority of their total targeted compensation. We determine the compensation structure for each individual based on our assessment of a number of factors including:

●	the long-term strategic and shorter term operational objectives of our business;
●	an analysis of the compensation components at peer companies;
●	broad-based survey data from companies in our industry and of like size; and
●	the named executive officer’s role within our company, his or her experience and performance of the individual and the relevant business unit.

The following table illustrates the allocation of the targeted principal compensation components for our named executive officers for 2012. The percentages reflect the amounts of base salary and targeted short-term (annual) incentive compensation for 2012 and the aggregate grant date fair values of long-term equity compensation (stock options and restricted stock) granted in 2012.

ALLOCATION OF TARGETED PRINCIPAL PAY COMPONENTS FOR 2012

The amount reported for the named executive officers in “Average of Other Named Executive Officers” does not include compensation for Mr. Maggard, who served as our interim Chief Financial Officer, or Mr. Kilguss, whose employment ended on May 8, 2012.

Compensation Consultant and Benchmarking

Compensation Strategies, Inc. (“CSI”) has served as the independent compensation consultant to the Compensation Committee since 2009. CSI assists the Compensation Committee in designing and implementing our executive compensation program and provides analytical review and assessment of our executive compensation program and its ongoing relevance. In connection with its engagement of CSI, the Compensation Committee considered various factors bearing upon CSI’s independence including, but not limited to, the amount of fees received by CSI from us as a percentage of CSI’s total revenue, CSI’s policies and procedures designed to prevent conflicts of interest and the existence of any business or personal relationship that could impact CSI’s independence. After reviewing these and other factors, the Compensation Committee determined that CSI was able to provide independent and objective advice and that its engagement did not present any conflicts of interest. Other than executive and Board compensation consulting, CSI did not provide any other services to the company in 2012. The Compensation Committee has engaged CSI for executive compensation services in 2013.

The Compensation Committee and management sought the views of CSI regarding market trends for executive compensation and analysis of specific compensation program components. CSI provided information comparing direct compensation for the named executive officers to market data from a group of peer companies (as described below) as well as other broader-based survey sources. “Direct compensation” encompassed base salary, annual bonus opportunities and long-term compensation in the form of equity grants.

Based on CSI’s recommendation, the Compensation Committee selected a group of peer companies for use in establishing 2012 compensation levels for the named executive officers. CSI provided 50th percentile compensation information from this peer group for base salary and short- and long-term incentive compensation. Consistent with standard practices, due to the varying sizes of the companies included in the peer group, statistical analysis was used to “size-adjust” the market compensation data to reflect our relative annual revenue. We believe that this peer group continues to include appropriate comparative data and have continued to use this peer group for establishing 2013 compensation for named executive officers. This peer group consisted of:

Abovenet, Inc.	Digital River, Inc.	Neutral Tandem, Inc.
Acme Packet, Inc.	Earthlink, Inc.	NIC Inc.
Aruba Networks, Inc.	F5 Networks, Inc.	Rackspace Holdings, Inc.
BigBand Networks, Inc.	InfoSpace, Inc.	Rightnow Technologies, Inc.
Blue Coat Systems, Inc.	J2 Global Communications, Inc.	Riverbed Technology, Inc.
Cbeyond, Inc.	LogMein, Inc.	Virtusa Corporation
Cogent Communications Group, Inc.	Limelight Networks, Inc.	Web.com Group, Inc.
Digi International Inc.	NeuStar, Inc.	Websense, Inc.

The Compensation Committee considered the market compensation data provided by CSI, the experience level of each named executive officer and the responsibilities associated with a particular named executive officer’s role as multiple reference points in evaluating the compensation components and aggregate compensation package for each of the named executive officers. Generally, we target our compensation program to fall within a reasonable range around the median of the market compensation data for similarly-sized companies in the industries in which we compete (telecommunications, technology, data center and cloud computing industries). While we target the median in aggregate, individual named executive officer compensation may be either below or above the median based on individual circumstances including performance, experience and/or recruiting and retention needs. When our corporate performance exceeds targets established by the Compensation Committee, the total cash compensation paid to our named executive officers, as a group, may exceed targeted total cash compensation levels, which reflects the Compensation Committee’s commitment to pay for performance. When our corporate performance does not meet our established targets, total cash compensation of our named executive officers generally would be below targeted levels, which also reflects a commitment to pay for performance.

Principal Components of our Executive Compensation Program

Base Salary

Base salary is the only fixed component of our named executive officer’s total compensation package. Our annual salary review process is based on our overall annual budget guidelines and is influenced by competitive market data (provided by CSI) as well as individual performance. Our salary increase philosophy provides for larger increases for higher levels of individual performance. Our Compensation Committee approved an overall budget for annual salary increases for all employees of 2.5% in 2012 and 3% in 2013.

Annual Performance Appraisal. All employees, including named executive officers, undergo an annual performance appraisal. The employee’s performance for the prior year is evaluated by his or her direct supervisor.

Our Chief Executive Officer develops a performance appraisal rating for each named executive officer, which considers the individual’s overall responsibilities, specific operational goals and objectives, results and tenure in the particular position. The Chief Executive Officer uses his judgment in assessing those factors in both a quantitative and qualitative manner. Together with the competitive market data, this appraisal guides the Chief Executive Officer’s recommendation for each named executive officer’s salary increase. In February of each year, our Chief Executive Officer reviews the competitive market data along with his recommendations for salary increases with the Compensation Committee. The Compensation Committee makes the final determination of each named executive officer’s base salary.

With regard to the performance assessment of the Chief Executive Officer, the Compensation Committee reviews his performance against his pre-defined goals and objectives together with competitive market data and makes a recommendation to the full Board of Directors as to any change in base salary. After considering the recommendation of the Compensation Committee, the full Board meets in executive session to determine and approve the Chief Executive Officer’s base salary.

2012 and 2013 Base Salaries. In our continued effort to manage employee-related costs, the Compensation Committee approved only modest base salary increases in recent years for select individuals. After due consideration of individual, company and market dynamics discussed above, the Compensation Committee approved salary increases (detailed in the table below) ranging from 0% to 5% for 2012 and 0% to 2.8% for 2013 for our named executive officers, including our Chief Executive Officer, as described below. Salary increases are effective April 1 of each calendar year.

Name	Salary Increase for 2012 (%)	2012 Base Salary ($)	% Salary Increase for 2013 (%)	2013 Base Salary ($)
J. Eric Cooney	—	600,000	—	600,000
Kevin M. Dotts(1)	—	310,000	2.0%	316,200
Steven A. Orchard(2)	23.8%	260,000	2.8%	267,280
Richard A. Shank(3)	—	240,000	2.1%	245,000
John D. Maggard(4)	7.0%	195,000	4.1%	203,000
George E. Kilguss III(5)	2.8%	308,400	—	—

(1)	Mr. Dotts’ employment began on August 30, 2012; his base salary was determined in connection with his commencement of employment.
(2)	Mr. Orchard received a 5% increase in base salary following the annual review process in 2012. After that time, Mr. Orchard’s base salary was increased following his promotion to Senior Vice President, Development and Operations. The percentage increase for 2012 above reflects both increases.
(3)	Mr. Shank’s employment began on September 19, 2011, and he was not considered for an increase in base salary in 2012.
(4)
Mr. Maggard is included among the named executive officers for 2012 due to his service as interim Chief Financial Officer from May to August 2012. At the time of the annual review process in 2012 and 2013, Mr. Maggard was not considered an executive officer and, thus, his base salary increases fell outside the range of the other named executive officers.

(5)	Mr. Kilguss’ employment ended May 8, 2012.

The Compensation Committee approved the foregoing increases in base salaries for 2013 based on the following:

●	Mr. Dotts’ base salary was increased to reflect his personal performance and impact to our company, while also considering his tenure with the company.
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Mr. Orchard’s base salary was increased to reflect his continued performance overseeing the operations and support organizations as well as his expanded responsibility for the engineering development organization.

●	Mr. Shank’s base salary was increased to reflect his success in integrating the Voxel sales organization and developing the people, processes and programs for future sales success.
●	Mr. Maggard’s base salary was increased to reflect his personal performance, impact on our company and ongoing leadership within the finance organization.

The base salaries of the named executive officers (other than our Chief Executive Officer) are in a range from approximately 10% to 20% above the market median, other than Mr. Maggard who was not a named executive officer at the time that base salaries were determined.

The full Board did not change Mr. Cooney’s base salary primarily due to the current competitive nature of his base salary, which is approximately 28% above his market median as measured by CSI. Mr. Cooney’s base salary was established through comprehensive negotiations prior to his employment and was influenced by market levels for his position as well as his experience at other companies and professional achievements.

Short-Term (Annual) Incentive Compensation

In 2012, named executive officers were eligible to earn an annual cash award under our short-term incentive plan based on achievement of corporate financial targets and achievement of individual/business unit targets, as applicable. Of the aggregate amount that a named executive officer (other than the Chief Executive Officer and Chief Financial Officer) was eligible to earn, 70% was attributable to achievement of corporate financial targets and 30% was attributable to achievement of individual business unit targets. For 2013, the Compensation Committee removed individual business unit targets for executive officers, including our named executive officers, to further align the interests of our executive officers with those of our stockholders. As such, any awards that may be paid to a named executive officer are solely driven by our overall level of corporate financial achievement.

Our Compensation Committee believes short-term incentive compensation opportunities for named executive officers should be competitive with incentive compensation at comparable peer-group companies of similar size and companies with whom we compete for exceptional talent. Our corporate financial targets are based on our financial plan approved by the Board of Directors. This approach ensures alignment and focus among named executive officers around the attainment of corporate financial targets. The Compensation Committee considers each named executive officer’s performance, experience level and potential to impact our short-term performance when setting an individual’s annual incentive compensation opportunity.

Our Compensation Committee approves awards to named executive officers, other than Mr. Cooney, and reviews results achieved compared to corporate and individual targets (for 2012) and corporate targets (for 2013). The Board of Directors (excluding Mr. Cooney) approves any award to Mr. Cooney after receiving recommendations from the Compensation Committee.

2012 Short-Term Incentive Plan

Our Compensation Committee approved the 2012 Short-Term Incentive Plan (the “2012 STIP”) which awarded participants at or above the vice president level, including named executive officers, for achievement of three criteria:

●	revenue (30% of potential award);
●	adjusted EBITDA (40% of potential award); and
●	individual and business unit objectives specific to each individual (30% of potential award).

Awards to our Chief Executive Officer and Chief Financial Officer under the 2012 STIP were based on achievement of corporate financial targets in the ratio of 40% related to achievement of the revenue target and 60% related to achievement of the adjusted EBITDA target.

The Compensation Committee, for named executive officers other than our Chief Executive Officer, and the Board of Directors, for our Chief Executive Officer, assigned each individual a target level of incentive compensation potential, expressed as a percentage of base salary. In setting the potential annual incentive compensation each named executive officer could earn at the target award level, the Compensation Committee considered the competitive market data provided by CSI and the experience and responsibilities of the named executive officers.

The 2012 STIP incorporated a threshold level of performance for each corporate and individual objective, which had to be exceeded in order for an award to be made. No award would be made to a participant at the threshold level of performance. The award increased linearly from threshold to target and from target to stretch.

Our revenue and adjusted EBTIDA targets for the 2012 STIP were as follows:

Criteria	At Threshold ($)	At Target ($)	At Stretch ($)
Revenue	$ 265.2 million	$ 279.2 million	$ 293.2 million
Adjusted EBTIDA	48.2 million	53.5 million	58.9 million

Our revenue and adjusted EBITDA for the year ended December 31, 2012 were $273.6 million and $51.9 million, respectively. Awards paid to the named executive officers under the 2012 STIP were reduced below the target level awards based on actual results for the revenue and adjusted EBITDA objectives plus achievement of individual objectives, as applicable.

The table below outlines the potential target levels and the award made (on March 8, 2013) to each named executive officer under the 2012 STIP:

Name	At Threshold(1)	At Target (%)	At Target(2) ($)	At Stretch (%)	At Stretch ($)	2012 STIP Award ($)
J. Eric Cooney	—	100%	$600,000	200%	$1,200,000	$393,300
Kevin M. Dotts(3)	—	65%	68,717	130%	137,434	68,717
Steven A. Orchard	—	40%	95,511	80%	191,022	72,305
Richard A. Shank	—	50%	120,000	100%	240,000	69,244
John D. Maggard(4)	—	30%	56,243	—	—	42,578
George E. Kilguss III(5)	—	65%	193,375	130%	386,750	—

(1)	Partial awards could be earned for each goal based on achievement between the threshold and target levels. Threshold levels differ by goal.
(2)	The amount that a named executive could earn was based on the actual amount of base salary earned during 2012 (rather than base salary at a point in time).
(3)	Mr. Dotts’ employment began on August 30, 2012. In connection with his commencement of employment, Mr. Dotts received a guaranteed bonus equal to his target amount prorated based on salary earned in 2012.
(4)	Mr. Maggard was not a named executive officer when his target was set and he was not eligible for a stretch target. Mr. Maggard received a bonus of $40,000 in recognition of his service as interim Chief Financial Officer, which is not reflected in the table above.
(5)	Mr. Kilguss’ employment ended May 8, 2012; as he was not an employee on the award date, he did not receive an award under the 2012 STIP.

A named executive officer is eligible for stretch awards with respect to the attainment of corporate objectives. Thus, the potential stretch awards in the above table could only have been achieved with significant over-achievement of corporate financial objectives. Messrs. Cooney’s and Dotts’ target percentages were approximately 10 percentage points above their respective market medians. The other named executive officers’ target percentages were within a range of approximately plus or minus 5 percentage points around their respective market medians. Mr. Maggard was not a named executive officer at the time his target was established and his target reflects his position with us at the time it was established.

Awards to all of the named executive officers under the 2012 STIP were in part based upon exceeding threshold levels of performance for revenue and adjusted EBITDA. In addition, Mr. Orchard’s award was based on achievement of customer service and support target metrics, Mr. Shank’s award was based on the achievement of revenue and bookings targets and Mr. Maggard’s award was based on the achievement of accounting metrics.

2013 Short-Term Incentive Plan

The 2013 Short-Term Incentive Plan (the “2013 STIP”) operates similarly to the 2012 STIP, except as noted below. Any award under the 2013 STIP to our executive officers, including our named executive officers, will be based solely on the achievement of the following three corporate financial targets:

●	revenue (30% of potential award);
●	adjusted EBITDA (40% of potential award); and
●	bookings net of churn (30% of potential award.

Our Compensation Committee believes that it is important to align the interests of our executive officers with those of our stockholders. For that reason, no award will be made to them under the 2013 STIP unless the company achieves a threshold level of performance with respect to one or more of the corporate financial targets.

The table below outlines the potential target levels and awards that may be earned by the named executive officers under the 2013 STIP:

Name	At Threshold(1) ($)	At Target (%)	At Target(2) ($)	At Stretch (%)	At Stretch ($)
J. Eric Cooney	$450,000	100%	$600,000	200%	$1,200,000
Kevin M. Dotts	154,148	65%	205,530	130%	411,060
Steven A. Orchard	80,184	40%	106,912	80%	213,824
Richard A. Shank	91,875	50%	122,500	100%	245,000

(1) Partial awards starting at 75% of target may be earned for each goal based on achievement between the threshold and target levels. Threshold levels differ by objective.
(2) The amount that a named executive can earn will be based on the actual amount of base salary earned during 2013 (rather than base salary at a point in time).

Messrs. Cooney’s and Dotts’ target award percentage for 2013 are unchanged from the 2012 level and are approximately 10 percentage points above their respective market medians. The other named executive officers’ target award percentages are unchanged from the 2012 level and are within a range of approximately plus or minus five percentage points around their respective market medians.

Our Compensation Committee reviews the structure and parameters of our short-term incentive plan annually in light of current corporate performance and objectives, industry conditions and other relevant factors. The Compensation Committee will then make adjustments to the plan that it believes are necessary to align the short-term incentives with the appropriate corporate objectives for the next year.

Long-Term Equity Incentive Compensation

We grant long-term equity incentive compensation annually under our 2005 Incentive Stock Plan, as amended (the “2005 Stock Plan”). In 2012, our long-term equity compensation program for executive officers, including our named executive officers, consisted of stock options and restricted stock. For 2013, our annual grants under our long-term equity compensation program consisted solely of stock options.

Equity Grant Practices. Our Compensation Committee administers our 2005 Stock Plan and approves the amount of and terms applicable to grants and awards to named executive officers, other than grants and awards to our Chief Executive Officer, which our full Board of Directors approves. In addition to annual grants, the Compensation Committee may approve special grants or awards to named executive officers, such as a grant or award to a new hire or for a promotion.

Our Compensation Committee annually reviews long-term equity incentive levels for all named executive officers in light of long-term strategic and performance objectives and each named executive officer’s role within our company and current and anticipated contributions to our future performance. In determining the aggregate value of grants for an individual, the Compensation Committee considers the individual’s position, responsibilities, tenure and performance, as well as the competitive market data provided by CSI. Our Chief Executive Officer provides input to these decisions, except in the case of his own compensation.

The Compensation Committee approves annual grants at its regularly-scheduled meetings in February, with the goal of making grants after the release of financial results for the previous year. The Compensation Committee expects to continue this practice in future years and will attempt to schedule regular meetings to accommodate this practice.

Stock Options. The number of stock options granted to a named executive officer is based upon the individual’s position, responsibilities, tenure and performance, as well as the competitive market data. The option exercise price is the fair market value of our common stock on the grant date, which is the closing price reported on Nasdaq on that date. Stock options generally vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. We must have stockholder approval to reprice stock options.

Restricted Stock. Restrictions on restricted stock generally lapse in four equal annual installments beginning on the first anniversary of the grant date. As previously noted, the Compensation Committee approved grants in February 2013 of only stock options for our employees.

In 2012, the Compensation Committee approved award values and split the value of each individual’s equity award (including our Chief Executive Officer) into 30% restricted stock and 70% stock options based on competitive market data. The Compensation Committee determined it was appropriate to change the allocation of stock options and restricted stock for 2013 to increase focus on stock price appreciation and, thus, the alignment of employee interests with our stockholders. In 2013, the Compensation Committee granted only stock options to our employees based on this determination.

The Compensation Committee has discretion to change the allocation of future equity awards for individuals or named executive officers as a group.

For 2012, grant values for all named executive officers (other than our former Chief Financial Officer and Mr. Maggard, who was not a named executive officer at the time the grants were made) were approximately equal to their respective updated market medians. The grant value for the former Chief Financial Officer was increased to 25% above the market median to reflect the scope of his responsibilities and individual performance.

For 2013, grant values for all named executive officers were approximately equal to their respective market medians, other than Mr. Orchard who was approximately 15% above the market median to reflect the scope of his responsibilities and individual performance.

Named executive officers received the following equity awards in 2012 and 2013:

Name	Number of Shares of Restricted Stock Granted in 2012		Number of Stock Options Granted in 2012	Number of Shares of Restricted Stock Granted in 2013	Number of Stock Options Granted in 2013
J. Eric Cooney	35,950		172,600	—	249,700
Kevin M. Dotts(1)	100,000		70,000	—	104,670
Steven A. Orchard	53,449	(2)	40,561	—	67,476
Richard A. Shank	7,730		37,109	—	53,681
John D. Maggard	7,500		36,250	—	50,000
George E. Kilguss III(3)	18,841		90,447	—	—

(1) Mr. Dotts’ employment began August 30, 2012. The grants made to him in 2012 were in connection with his commencement of employment.
(2) Of the reported amount, 25,000 shares of restricted stock were granted to Mr. Orchard in connection with the closing of the Voxel acquisition for the purpose of retention. One-third of these shares vested on the one-year anniversary of the grant date and the remaining two-thirds will vest on the second anniversary of the grant date. The reported amount also includes 20,000 shares of restricted stock granted to Mr. Orchard in connection with his promotion to Senior Vice President, Development and Operations.
(3) Mr. Kilguss’ employment ended May 8, 2012. In connection with his termination of employment, Mr. Kilguss forfeited all unvested shares of restricted stock and stock options previously granted to him.

The Compensation Committee believes that the compensation program for named executive officers provides significant performance incentives. Specifically, the short-term (annual) incentive plan provides incentives for performance and includes defined performance thresholds and maximum opportunity levels for each named executive officer. The level of stock option grants in the equity awards focuses recipients on stock price appreciation, thus furthering the goal of rewarding performance and aligning the interests of the named executive officers with those of our stockholders. As these awards vest over time, they also serve as a retention device.

Stock Ownership Guidelines for Named Executive Officers

In 2010, our Board of Directors established stock ownership guidelines for executive officers (including named executive officers) and non-employee directors which further align their interests with those of our stockholders. The ownership guidelines apply to the Chief Executive Officer, Chief Financial Officer, all Senior Vice Presidents and non-employee directors. These individuals are required to beneficially own a number of shares of company common stock having a value equal to or greater than the following thresholds:

Individual	Multiple
Chief Executive Officer	6.0x base salary
Chief Financial Officer	3.0x base salary
All Other Senior Vice Presidents	2.0x base salary
Non-Employee Directors	5.0x annual retainer

Whether an individual meets his or her guideline is annually determined and calculated as the lesser number of shares from either (a) the individual’s salary/retainer as of the date the individual became subject to the guidelines times the multiple above, divided by $5.00 (which was the approximate price of our common stock at the time the guidelines were implemented) or (b) the individual’s then-current salary/retainer times the multiple above, divided by the then-current price of our common stock. The Board of Directors will periodically review the stock ownership guidelines and may make adjustments to ensure that the interests of executive officers are aligned with our stockholders.

The guidelines require the listed individuals to retain 100% of the shares granted to them by the company (net of applicable taxes) until the guidelines are achieved. Unrestricted stock held by the individual, including shares purchased on the open market, as well as restricted stock subject to time-based vesting (which are credited toward the guideline on a pre-tax basis) are credited toward the satisfaction of the ownership guidelines. Stock options, whether vested or unvested, are not credited toward the satisfaction of the ownership guidelines. All of our named executive officers and non-employee directors meet the required guidelines, other than Mr. Dotts, who joined the company in August 2012, and Mr. Shank, who joined the company in September 2011 and are, therefore, relatively new to these ownership guidelines. Messrs. Dotts and Shank are in compliance with the retention requirements of the guidelines. Mr. Maggard is not subject to the ownership guidelines based on his position in our company.

No Perquisites

We do not provide our named executive officers with any perquisites. We provide named executive officers with the same benefits available to all of our salaried employees, including (a) a choice of medical, dental and vision plans; (b) basic and voluntary life insurance; (c) short-term disability, long-term disability and long-term care insurance; and (d) participation in our 401(k) plan, including discretionary company-matching contributions.

Limitations on the Deductibility of Executive Compensation

Generally, compensation payments in excess of $1 million to the Chief Executive Officer or the other four most highly compensated executive officers are subject to a limitation on deductibility by us under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. While the Compensation Committee has established procedures to help maximize tax deductibility, the Compensation Committee does not require all executive compensation to be exempt from the limitations on deductions provided under Section 162(m) in order to have the flexibility to design a compensation program that addresses our needs. Certain compensation paid by us in future years may not qualify as performance-based compensation that is excluded from the limitation on deductibility. Because we have available net operating losses, however, the impact of any non-deductibility is expected to be negligible.

Employment Arrangement with our Chief Executive Officer

Mr. Cooney’s offer letter provided him a base salary, signing bonus, specified grants of stock options and restricted stock and an annual incentive bonus based upon criteria established by our Board of Directors, with a target level of 100% of base salary and a maximum level of 200% of base salary. Mr. Cooney also participates in our Employment Security Plan discussed below. The terms of Mr. Cooney’s employment were set through comprehensive negotiations prior to his employment and were influenced by market levels for his position as well as his experience and professional achievements.

Potential Payments Upon Termination or Change in Control

Certain of our named executive officers participate in an Employment Security Plan or are parties to an Employment Security Agreement that provide for payments in the event of termination of employment or in connection with a change in control. We believe that the interests of our stockholders are best served if the interests of our named executive officers are aligned with them in the event of a change in control. Providing change in control benefits are intended to eliminate, or at least reduce, the reluctance of these named executive officers to pursue potential change in control transactions that may be in the best interests of our stockholders.

Upon a qualifying termination, as defined in the respective Employment Security Plan or Employment Security Agreement, other than during a protection period (which is as defined as a period beginning six months prior to a change of control event and ending 24 months after the change of control event), a participant will receive severance equal to the participant’s then-current base salary for the year in which the termination occurs. Upon a qualifying termination during a protection period, a participant will receive severance equal to the sum of the participant’s then-current base salary plus the maximum bonus for the participant under the applicable bonus plan as established by our Board of Directors for the year in which the termination occurs, and all of the participant’s unvested equity-based compensation will vest. If the amounts payable to a participant under the Employment Security Plan or respective Employment Security Agreement result in the participant becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, the participant will receive the greater on an after-tax basis of (a) the severance benefits payable or (b) a reduced severance benefit to avoid the imposition of the 280G excise tax.

An individual will receive the foregoing severance benefits only if he or she delivers a general release and separation agreement. Our obligation to provide such severance benefits is also conditioned upon the individual’s continued compliance with confidentiality, non-competition, non-solicitation and non-disparagement covenants.

Certain of the named executive officers have joinder agreements which modify specific provisions of the Employment Security Plan as follows:

J. Eric Cooney. Upon a qualifying termination during a protection period, Mr. Cooney will receive severance equal to the sum of two and one-half times his then-current base salary plus two and one-half times the maximum bonus for him under the applicable bonus plan established by the Board of Directors for the year in which the termination occurs. If the amounts payable to Mr. Cooney under the Employment Security Plan would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the amounts payable will be grossed-up for the payment of taxes. We believe that it is particularly important for the Chief Executive Officer’s interests to be aligned with those of our stockholders in a change of control since that position is of critical importance to the process and is often at-risk of termination following a change of control. As such, additional protections for Mr. Cooney, including the tax gross-up, were deemed appropriate.

Steven A. Orchard. Mr. Orchard’s joinder agreement requires him to provide us two months prior written notice of his intention to terminate employment. If accepted by us, we will pay Mr. Orchard’s base salary and health benefits during the two-month notice period.

George E. Kilguss III. Mr. Kilguss  received no payments under his joinder agreement in connection with his termination of employment.

Messrs. Dotts, Shank and Maggard have individual Employment Security Agreements, the terms of which are substantially similar to the terms of the Employment Security Plan described above, with the addition of a two-month notice provision as described above for Mr. Orchard. In addition, Mr. Maggard’s Employment Security Agreement provides for severance in the circumstances described above in the amount of six months base salary rather than one year.

The following table sets forth the benefits potentially payable to each named executive officer in the event of a change of control of our company. These amounts are calculated on the assumption that a qualifying termination and the change of control event took place on December 31, 2012. Restricted stock is valued and the option spread determined using a value of $6.926, the closing price of our common stock on December 30, 2012, the last trading day of the year.

Name	Severance Payment ($)		Accelerated Vesting of Equity Awards ($)
J. Eric Cooney	4,500,000	(1)	2,924,403
Kevin M. Dotts	713,000		692,600
Steven A. Orchard	468,000		464,733
Richard A. Shank	480,000		305,305
John M. Maggard	156,000		105,006
George E. Kilguss III(2)	—		—

(1) The severance pay reflected for Mr. Cooney does not include any payment for the gross-up of taxes which could be triggered in the event of a change in control.
(2) Mr. Kilguss’ resigned from his employment on May 8, 2012; accordingly, he was not entitled to receive any severance payment.

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers for services rendered during 2012, 2011 and 2010.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)	Total
J. Eric Cooney	2012	$600,000	—		$279,332		$793,925		$393,300		$8,490	$2,075,047
Chief Executive Officer	2011	600,000	—		—	(5)	1,008,785		210,140		7,768	1,826,693
and President	2010	600,000	—		161,423	(5)	766,148		420,000		7,631	1,955,202

Kevin M. Dotts	2012	105,718	68,717	(7)	711,000	(8)	289,471	(8)	—		156	1,175,062
Chief Financial Officer(6)

Steven A. Orchard	2012	238,777	—		341,149	(9)	186,572		72,305		7,044	845,847
Senior Vice President,	2011	206,250	—		58,349		284,475		42,029		7,496	598,599
Development and Operations	2010	192,500	—		38,213		181,369		54,600		7,441	474,123

Richard A. Shank	2012	240,000	—		60,062		170,694		69,244		7,348	547,348
Senior Vice President, Global Sales(10)	2011	69,230	—		183,050		185,028		29,263		2,244	468,815

John D. Maggard(11)	2012	187,478	$40,000	(12)	58,275		166,743		42,578		7,258	502,332
Corporate Controller (former interim Chief Financial Officer)

George E. Kilguss III	2012	105,444	—		146,395	(13)	416,038	(13)	—	(14)	261	668,138
Former Chief Financial Officer	2011	297,500	—		86,891		423,644		67,726		7,559	833,320
	2010	286,250	—		67,161		318,769		90,867		7,486	770,533

(1) Represents the full grant date fair value of restricted stock awards granted in the years shown, calculated in accordance with FASB ASC Topic 718. We value restricted stock based on the closing market price of our common stock reported on Nasdaq on the various grant dates. For valuation assumptions, see Note 12 to our Consolidated Financial Statements for the fiscal years ended December 31, 2012, 2011 and 2010. The values in this column may not correspond to the actual value that will be realized by the named executive officer at the time that the restricted stock vests.
(2) Represents the full grant date fair value of stock options granted in the years shown, calculated in accordance with FASB ASC Topic 718. Stock options were valued using the Black-Scholes model. For additional valuation assumptions, see Note 12 to our Consolidated Financial Statements for the fiscal years ended December 31, 2012, 2011 and 2010. The values in this column may not correspond to the actual value that will be realized by the non-employee directors at the time that the stock options vest.
(3) Represents amounts earned under our annual short-term incentive plans. The amounts reported for 2012 were earned under our 2012 STIP and paid in March 2013, the amounts reported for 2011 were earned under our 2011 STIP and paid in March 2012 and the amounts reported for 2010 were earned under our 2010 STIP and paid in March 2011.
(4) The compensation listed in this column for 2012 includes: (a) matching contributions under our 401(k) savings plan to each of the named executive officers as follows: $7,500 for Mr. Cooney, $6,817 for Mr. Orchard, $7,006 for Mr. Shank and $7,093 for Mr. Maggard; and (b) premiums on life insurance policies for each of the named executive officers as follows: $990 for Mr. Cooney; $156 for Mr. Dotts; $227 for Mr. Orchard; $342 for Mr. Shank; $165 for Mr. Maggard and $261 for Mr. Kilguss.
(5) Mr. Cooney’s March 2009 offer letter provided for a grant of 200,000 shares of restricted stock on each of the first anniversary and second anniversary of his commencement date. These grants were made on each of March 16, 2010 and 2011. We reported the grant date fair value of these restricted stock grants in the compensation earned by Mr. Cooney in 2009.
(6) Mr. Dotts’ employment began on August 30, 2012.
(7) In connection with his commencement of employment, Mr. Dotts was eligible to receive a guaranteed bonus under our 2012 STIP equal to his target amount prorated based on salary earned in 2012.
(8) The value of restricted stock and stock options reported in the table represent the value of awards granted to Mr. Dotts in connection with his commencement of employment.
(9) Of the reported amount, 25,000 shares of restricted stock were granted to Mr. Orchard in connection with the closing of the Voxel acquisition for purposes of retention and 20,000 were granted to Mr. Orchard in connection with his promotion to Senior Vice President, Development and Operations.
(10) Mr. Shank’s employment began on September 19, 2011.
(11) Mr. Maggard currently serves as our Corporate Controller. Mr. Maggard is included among the named executive officers due to his service as interim Chief Financial Officer from May to August 2012. At the time that Mr. Maggard’s compensation was established for 2012, he was not, and is not currently, a named executive officer.
(12) The compensation listed in this column for Mr. Maggard was paid to him in recognition for his services as interim Chief Financial Officer during 2012.

(13) Mr. Kilguss’ employment ended May 8, 2012; accordingly, he forfeited the grants of restricted stock and stock options made to him in 2012 given that they had not vested as of his termination date.
(14) Given that Mr. Kilguss was not employed on the payment date under our 2012 STIP, he did not receive non-equity incentive plan compensation in 2013 for service in 2012.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to the named executive officers in 2012:

								All
								Other					Grant
								Stock					Date
								Awards:		All Other			Fair
								Number		Stock			Value
								of		Awards:		Exercise	of
			Estimated Possible Payouts					Shares		Number of		or Base	Stock
			Under Non-Equity Incentive					of Stock		Securities		Price of	and
Name and			Plan Awards(1)					or		Underlying		Option	Option
Principal	Award	Grant	Threshold	Target		Maximum		Units(2)		Options(3)		Awards(4)	Awards(5)
Position	Type	Date	($)	($)		($)		(#)		(#)		($/Sh)	($)
J. Eric Cooney	Restricted Stock	2/24/2012						35,950					279,332
Chief Executive Officer	Stock Option	2/24/2012								172,600		7.77	793,925
and President	2012 STIP	2/22/2012	—	600,000		1,200,000

Kevin M. Dotts	Restricted Stock	8/30/2012						100,000	(6)				711,000
Chief Financial Officer	Stock Option	8/30/2012								70,000	(6)	7.11	289,471
	2012 STIP	8/30/2012	—	68,717	(7)	137,434	(7)

Steven A. Orchard	Restricted Stock	1/16/2012						25,000	(8)				150,000
Senior Vice President,	Restricted Stock	2/24/2012						8,449					65,649
Development and	Stock Option	2/24/2012								40,561		7.77	186,572
Operations	Restricted Stock	6/21/2012						20,000	(9)				125,500
	2012 STIP	2/22/2012	—	87,150		174,300

Richard A. Shank	Restricted Stock	2/24/2012						7,730					60,062
Senior Vice President,	Stock Option	2/24/2012								37,109		7.77	170,694
Global Sales	2012 STIP	2/22/2012	—	120,000		240,000

John D. Maggard	Restricted Stock	2/24/2012						7,500					58,275
Corporate Controller	Stock Option	2/24/2012								36,250		7.77	166,743
(former interim Chief	2012 STIP	2/22/2012	—	56,243		56,243	(10)
Financial Officer)

George E. Kilguss III	Restricted Stock	2/24/2012						18,841	(11)				146,395
Former Chief Financial	Stock Option	2/24/2012								90,447	(11)	7.77	416,038
Officer	2012 STIP	2/22/2012	—	199,095	(12)	398,190	(12)

(1) Amounts in these columns represent the threshold, target and maximum awards set for the 2012 STIP. The actual awards paid for 2012 performance are included in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”
(2) We granted restricted stock awards under our 2005 Stock Plan to the named executive officers. The shares of restricted stock vest annually in four equal installments beginning on the first anniversary of the grant date.
(3) We granted stock options under our 2005 Stock Plan to named executive officers. The stock options vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter.
(4) The exercise price of stock options is equal to the closing price of our common stock reported on Nasdaq on the grant date.
(5) Represents the full grant date fair value of restricted stock and stock options granted in 2012, calculated in accordance with FASB ASC Topic 718. For valuation assumptions, see footnotes 1 and 2 to the Summary Compensation Table.
(6) Mr. Dotts began his employment on August 30, 2012. The amounts reported reflect grants made to him upon his commencement of employment.
(7) In connection with his commencement of employment, Mr. Dotts was eligible to receive a guaranteed bonus equal to his target amount prorated based on salary earned in 2012.
(8) These shares were granted to Mr. Orchard in connection with the closing of the Voxel acquisition for purposes of retention. One-third of these shares vested on the one-year anniversary of the grant date and the remaining two-thirds will vest on the second anniversary of the grant date.
(9) These shares were granted to Mr. Orchard in connection with his promotion to Senior Vice President, Development and Operations.

(10) Mr. Maggard is included among the named executive officers due to his service as interim Chief Financial Officer from May to August 2012. At the time that Mr. Maggard’s compensation was established for 2012, he was not, and is not currently, eligible to receive a multiplier on his target bonus.
(11) Mr. Kilguss forfeited all awards granted to him in 2012 upon his termination of employment.
(12) Mr. Kilguss was not entitled to receive any award under the 2012 STIP since he was not employed by us on the payment date.

Outstanding Equity Awards At Fiscal Year-End

The following table lists the outstanding stock options and restricted stock awards for each named executive officer as of December 31, 2012:

	Option Awards					Stock Awards
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)
J. Eric Cooney	2/24/2012	—	172,600	$7.77	2/23/2022
Chief Executive Officer and President	2/24/2012					35,950	$248,990
	2/25/2011	111,283	131,517	7.03	2/24/2021
	2/26/2010	176,254	72,576	5.03	2/25/2020
	2/26/2010					16,046	111,135
	3/16/2009	412,500	37,500	2.24	3/15/2019
	3/16/2009					75,000	519,450
	3/16/2009					100,000	692,600
	3/16/2009					150,000	1,038,900

Kevin M. Dotts	8/30/2012	—	70,000	7.11	8/29/2022
Chief Financial Officer(4)	8/30/2012					100,000	692,600

Steven A. Orchard	1/16/2012					16,667	115,436
Senior Vice President, Development and	2/24/2012	—	40,561	7.77	2/23/2022
Operations	2/24/2012					8,449	58,518
	6/21/2012					20,000	138,526
	2/25/2011	31,381	37,088	7.03	2/24/2021
	2/25/2011					6,225	43,114
	2/26/2010	41,724	17,181	5.03	2/25/2020
	2/26/2010					3,798	26,305
	7/14/2009	12,983	2,217	2.94	7/13/2019
	7/14/2009					1,550	10,735
	3/25/2009	23,250	1,550	2.54	3/24/2019
	3/25/2009					3,450	23,895
	9/28/2006	1,794	—	14.46	9/27/2016
	3/15/2006	7,500	—	7.40	3/14/2016
	1/18/2006	700	—	5.30	1/17/2016

Richard A. Shank	2/24/2012	—	37,109	7.77	2/23/2022
Senior Vice President, Global Sales	2/24/2012					7,730	53,538
	9/19/2011	18,750	41,250	5.23	9/18/2021
	9/19/2011					26,250	181,808

John D. Maggard	2/24/2012	—	36,250	7.77	2/23/2022
Corporate Controller (former interim	2/24/2012					7,500	51,945
Chief Financial Officer)	2/25/2011	13,750	16,250	7.03	2/24/2021
	2/25/2011					2,812	19,476
	2/26/2010	21,349	8,791	5.03	2/25/2020
	2/26/2010					1,944	13,464
	4/30/2009	9,167	833	2.78	4/29/2019

George E. Kilguss III	—	—	—	—	—	—	—
Former Chief Financial Officer(5)

(1) All unexercisable options become exercisable on the vesting date. Stock options vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter.
(2) Shares of restricted stock generally vest annually in four equal installments beginning on the first anniversary of the grant date.
(3) The dollar values are calculated using a per share stock price of $6.926, the closing price of our common stock reported on Nasdaq on December 30, 2012.

(4) Mr. Dotts began his employment on August 30, 2012. The amounts reported reflect grants made to him upon his commencement of employment.
(5) All outstanding unvested stock options and restricted stock granted to Mr. Kilguss were forfeited upon his termination of employment on May 8, 2012.  Mr. Kilguss was required to exercise all vested stock options within three months of his termination date.

Option Exercises and Stock Vested

The following table provides information with respect to option exercises and restricted stock that vested during 2012:

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Eric Cooney Chief Executive Officer and President	—	—	183,023	$1,366,089
Kevin M. Dotts Chief Financial Officer	—	—	—	—
Steven A. Orchard Senior Vice President, Development and Operations	3,535	$8,307	17,454	125,202
Richard A. Shank Senior Vice President, Global Sales	—	—	8,750	64,488
John D. Maggard Corporate Controller (former interim Chief Financial Officer)	—	—	1,911	14,848
George E. Kilguss III	108,418	350,436	65,853	477,719
Former Chief Financial Officer

(1) The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the closing price of our common stock on the exercise date.
(2) The value realized on the vesting of restricted stock is equal to the number of shares of restricted stock vested multiplied by the closing price of our common stock on the vesting date.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and discussion, recommends that the Compensation Discussion and Analysis be included in the proxy statement and filed with the SEC.

The Compensation Committee

Charles B. Coe, Chairman
Patricia L. Higgins
Michael A. Ruffolo
Daniel C. Stanzione

CERTAIN RELATIONSHIPS AND TRANSACTIONS

During the year ended December 31, 2012, we did not engage in any transactions, nor are any such transactions currently proposed, in which a related person had or will have a direct or indirect material interest.

As part of our Code of Conduct, available for viewing on our website, www.internap.com under “Investor Relations—Corporate Governance,” employees, officers and directors are expected to make business decisions and take actions based upon the best interests of our company and not based upon personal relationships or benefits.

The Nominations and Governance Committee reviews all direct or indirect transactions or proposed transactions with any officer or director (or their family members) or any person in which any officer or director of our company has any interest. To identify any transactions with such related persons, each year we require our officers and directors to complete questionnaires identifying any transactions with the company in which the officer or director or their family members have an interest. Additionally, at the end of each fiscal quarter, certain employees, including all named executive officers, are required to confirm to us that they have not engaged in any transaction that would be required to be disclosed in our proxy statement.

The Nominations and Governance Committee will approve only those related person transactions that are in the best interests of the company and its stockholders (or not inconsistent with the best interests of the company or its stockholders).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three directors who are independent under Nasdaq company standards and applicable SEC standards. The Audit Committee represents and assists the Board in fulfilling its oversight responsibility regarding the integrity of the company’s financial statements and the financial reporting and accounting process, the systems of internal accounting and financial controls, the performance of the internal audit function and the independent registered public accounting firm, the qualifications and independence of the registered public accounting firm, the annual independent audit of our financial statements and compliance with legal and regulatory requirements.

The Audit Committee is directly responsible in its capacity as a committee of the Board of Directors for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) the company’s independent registered public accounting firm. The company’s management has primary responsibility for the financial statements and the financial reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements and the systems of internal controls and other procedures designed to promote compliance with accounting standards and applicable laws and regulations. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s financial statements with generally accepted accounting principles and for auditing the effectiveness of the company’s internal control over financial reporting.

The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of the company’s independent registered public accounting firm and the integrity of the company’s financial statements and disclosures. These steps include: (a) reviewing the Audit Committee Charter; (b) reviewing the Code of Conduct; (c) maintaining a procedure to allow employees, stockholders and the public to report concerns regarding the company’s financial statements, internal controls and disclosures through the Ethics Hotline; and (d) reviewing procedures for the Audit Committee to pre-approve all audit and non-audit services provided by the company’s independent registered public accounting firm.

As part of its supervisory duties, the Audit Committee has reviewed the company’s audited financial statements for the fiscal year ended December 31, 2012 and has discussed those financial statements with the company’s management, internal auditors and independent registered public accounting firm with and without management present. The Audit Committee also has reviewed and discussed the following with the company’s management, the internal auditors and independent registered public accounting firm with and without management present:

●	accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements;
●	allowances and reserves for accounts receivable and taxes;
●	accounting for equity-based compensation plans and capital lease obligations;
●	goodwill impairment analysis; and
●	other significant financial reporting issues and practices.

The Audit Committee has discussed with the company’s independent registered public accounting firm the results of the independent registered public accounting firm’s examinations and the judgments of the independent registered public accounting firm concerning the quality, as well as the acceptability, of the company’s accounting principles and such other matters that it is required to discuss with the independent registered public accounting firm under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence rules and has discussed their independence from the company and the company’s management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent registered public accounting firm during the year. After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to the company’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2012, be included in the company’s Annual Report on Form 10-K for the year then ended to be filed with the SEC.

Audit Committee
Gary M. Pfeiffer, Chairman
Kevin L. Ober
Debora J. Wilson

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013. PricewaterhouseCoopers LLP has audited our financial statements since our formation in 1996. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain this firm. Even if the selection is ratified, the Audit Committee in its discretion may decide to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Audit Fees

The following table shows the fees paid or accrued by us for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2012 and 2011:

	2012	2011
Audit Fees(1)	$982,107	$920,275
Audit-Related Fees(2)	128,756	140,709
Tax Fees(3)	–	50,669
All Other Fees(4)	98,535	20,000
Total	$1,209,398	$1,131,653

(1) Fees related to the audit of our annual financial statements, including the audit of the effectiveness of internal control over financial reporting, reviews of the quarterly financial statements filed on Forms 10-Q and international statutory filings.
(2) Fees primarily related to SAS70/SSAE16 audits of our company-controlled data centers.
(3) Fees primarily related to tax compliance, advice and planning.
(4) Fees related to services performed in conjunction with other professional services.

Approval of Audit and Permissible Non-Audit Services

Our Audit Committee Charter requires the Audit Committee to review and approve all audit services and all permissible non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee will not approve any services that are not permitted by SEC rules.

The Audit Committee pre-approved all audit and audit related, tax and non-audit related services to be performed for us by our independent registered public accounting firm.

Your Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2013.

PROPOSAL 3
ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

We are asking stockholders to indicate their support for our named executive officer compensation, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their view on compensation for our named executive officers. The say-on-pay vote is advisory and, therefore, not binding on us. The Board of Directors and Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. The say-on-pay vote is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. In 2011, our stockholders voted on an advisory basis to hold say-on-pay votes annually. Based on those results, the Board of Directors adopted a policy of providing a say-on-pay vote each year. We expect to hold the next vote on the frequency of future say-on-pay votes in 2017.

Rationale and Scope of Proposal

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured the executive compensation program to achieve the following key objectives:

●	attract and retain talented named executive officers who will lead our company and achieve and inspire superior performance;

●	provide incentives for achieving specific near-term individual, business unit and corporate goals and reward the attainment of those goals at pre-established levels;
●	provide incentives for achieving longer-term financial goals and reward attaining those goals; and
●	align the interests of named executive officers with those of the stockholders through incentives based on increasing stockholder value.

The executive compensation program achieves these objectives, in part, by:

●	balancing fixed compensation (base salaries) with performance-based compensation (annual bonuses and long-term incentives);
●	rewarding annual performance while maintaining emphasis on longer-term objectives; and
●	blending cash, non-cash, long- and short-term compensation components and current and future compensation components.

In 2012, we performed strongly, achieving the highest revenue and profitability in company history: revenue increased 12% to $273.6 million, adjusted EBITDA increased 20% to $51.9 million and adjusted EBTIDA margin expanded 130 basis points to 19%.  We also made strategic investments to drive innovation, enhance our competitiveness, solidify our growth and expand the value of our company. We continued to execute our strategy to deliver profitable growth by leveraging our investments in colocation, hosting and cloud services. The strategic shift we have made in focusing on higher-margin company-controlled data center hosting and cloud services is delivering results and remains a key driver for our long-term profitable growth. We successfully opened a new data center in the Los Angeles market and expanded our existing facility in the Atlanta market, adding approximately 26,000 net sellable square feet of company-controlled data center space. This represents an increase of approximately 16% compared to our footprint in 2011.  We successfully integrated Voxel Holdings, Inc., a global provider of scalable hosting and cloud services. During 2012, we delivered on our expectation that Voxel would be accretive to adjusted EBITDA margin during the year.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 15 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives. We also encourage stockholders to read the Summary Compensation Table and other related compensation tables and narratives, appearing on pages 28 through 31, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to our recent and long-term success.

Recommendation of the Board

In accordance with recently adopted rules of the SEC, and as a matter of good corporate governance, we ask stockholders to approve the following advisory resolution:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in the proxy statement for our 2013 Annual Meeting of Stockholders.

Voting

This Proposal is non-binding on us and our Board of Directors. Marking the proxy card “For” indicates support; marking the proxy card “Against” indicates lack of support. You may abstain by marking the “Abstain” box on the proxy card.

Your Board of Directors unanimously recommends that you vote FOR approval of the advisory resolution on executive compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and SEC regulations require our directors and executive officers and persons who own more than 10% of our outstanding common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of these reports or of certifications to us that no report was required to be filed, we believe that during 2012 all of our directors and executive officers filed the required reports under Section 16(a) on a timely basis.

ADDITIONAL INFORMATION

Stockholders List

A list of stockholders entitled to vote at the annual meeting will be available for review by our stockholders at the office of Tashia L. Rivard, Corporate Secretary of Internap, located at One Ravinia Drive, Suite 1300, Atlanta, Georgia, during ordinary business hours for the 10-day period before the meeting.

Director and Officer Indemnification

We indemnify our directors and named executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us.

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2014 proxy statement and proxy card. Any such stockholder proposals must be submitted in writing to our Corporate Secretary no later than December 5, 2013.

You should address any stockholder proposals to the attention of Tashia L. Rivard, Corporate Secretary, Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Our bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8 under the Exchange Act, but is instead sought to be presented directly at the annual meeting, must be received by our Secretary at our executive offices in Atlanta, Georgia not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For the purposes of the 2014 annual meeting, proposals submitted must be received between January 16, 2014 and the close of business on February 17, 2014. You should address all stockholder proposals to the attention of Tashia L. Rivard, Corporate Secretary, Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346, and include the information and comply with the requirements set forth in our bylaws.

Our bylaws set out specific requirements that the written notice of proposal must satisfy, including that the notice must set forth a brief description of the business desired to be brought at the meeting, the reasons for conducting such business at the meeting and other specified matters. In addition, our bylaws require that the written notice include information about the proposing stockholder including, among other things, the name, address, class and number of our shares that are owned beneficially and of record, any relevant agreements, arrangements or understandings between the stockholder and any affiliates or associates, and any arrangements having the effect of mitigating a decrease in our share price or affecting the voting power of the stockholder, including derivative positions.

Copies of the provisions of our bylaws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.

Solicitation of Proxies

We will pay the expenses of solicitation of proxies for the annual meeting. Solicitations may be made in person or by telephone, by our officers and employees or by nominees or other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by the nominees or other fiduciaries. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of our common stock.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2012 Annual Report to Stockholders to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346, Attention: Investor Relations, (404) 302-9700. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.

Electronic Access to Proxy Statement and Annual Report

Our proxy statement for the 2013 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2012 are available at http://ir.internap.com/proxy12.cfm.

INTERNAP NETWORK SERVICES CORPORATION ONE RAVINIA DRIVE SUITE 1300 ATLANTA, GA 30346	VOTE BY INTERNET - www.proxyvote.com
Use the Internet  to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting  date.  Have your proxy card in hand  when  you access the web site and follow the instructions  to obtain  your records and to create  an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce  the costs incurred by Internap  Network Services in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports  electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted,  indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE- 1-800-690-6903
Use any touch-tone telephone to transmit your voting  instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when  you call and then  follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M56744-P36960	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNAP NETWORK SERVICES CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.
Vote on Directors		☐	☐	☐
1.
To vote on the election of the two director nominees named in the proxy statement to serve until the 2016 annual meeting and until their successors are elected and qualified, or until such directors’ earlier death, resignation or removal (except as indicated to the contrary on the right).

01) Gary M. Pfeiffer for a term to expire at the 2016 annual meeting
02) Michael A. Ruffolo for a term to expire at the 2016 annual meeting

Vote on Proposals							For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013; and						☐	☐	☐

3.	To approve, by non-binding vote, executive compensation.						☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the annual meeting and any and all adjournments thereof.

This Proxy will be voted in the manner directed by the undersigned stockholder. If this Proxy is returned and no direction is provided by the undersigned stockholder, this Proxy will be voted FOR ALL NOMINEES in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M56745-P36960

INTERNAP NETWORK SERVICES CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
2013 ANNUAL MEETING OF STOCKHOLDERS

Revocable Proxy	COMMON STOCK

          The undersigned hereby appoints John D. Maggard and Tashia L. Rivard, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of Internap Network Services Corporation (the “Company”) that the undersigned is entitled to vote at the 2013 Annual Meeting of Stockholders of the Company, to be held on Thursday, May 16, 2013, at 10:00 a.m., Eastern Time, at Ravinia Club, Two Ravinia Drive, Atlanta, Georgia, 30346 and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions listed on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

          This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposals 2 and 3. If any other business is presented at the annual meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.

          The undersigned may elect to withdraw this proxy card at any time prior to its use by: (i) giving written notice to the Corporate Secretary; (ii) executing and delivering to the Corporate Secretary a duly executed proxy card bearing a later date; or (iii) attending at the annual meeting and voting in person.

          Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(Continued, and to be signed and dated, on the reverse side)